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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

SCIENTIFIC GAMES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(1)	Amount Previously Paid:
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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 23, 2013

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Scientific Games Corporation to be held at 10:30 a.m. on Tuesday, June 4, 2013, at our executive offices located at 750 Lexington Avenue, 19th Floor, New York, New York.

        At the annual meeting, you will be asked to elect directors and to ratify the appointment of the independent auditor. These matters are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

        Whether you plan to attend in person or not, we encourage you to vote your shares so that they are represented at the annual meeting.

        We look forward to seeing you at the annual meeting.

Sincerely,

A. Lorne Weil Chairman and Chief Executive Officer

SCIENTIFIC GAMES CORPORATION
750 Lexington Avenue, 25th Floor
New York, New York 10022

 NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

        Notice is hereby given that the annual meeting of stockholders of Scientific Games Corporation (the "Company") will be held at 10:30 a.m. on Tuesday, June 4, 2013, at the executive offices of the Company, 750 Lexington Avenue, 19th Floor, New York, New York, for the following purposes:

  1.
  To elect nine (9) members of the Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.

  2.
  To ratify the appointment of Deloitte & Touche LLP as independent auditor for the fiscal year ending December 31, 2013.

  3.
  To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on April 9, 2013 are entitled to receive notice of and to vote at the meeting and any adjournment thereof. A list of the holders will be open to the examination of stockholders for ten days prior to the date of the meeting, between the hours of 9:00 a.m. and 5:00 p.m., at the office of the Corporate Secretary of the Company at 750 Lexington Avenue, 25th Floor, New York, New York, and will be available for inspection at the meeting itself.

        To obtain directions to attend the meeting and vote in person, please telephone the Company at (212) 754-2233.

        Whether you plan to be personally present at the meeting or not, we encourage you to submit your vote by proxy as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on June 4, 2013:

The Proxy Statement and 2012 Annual Report will be available on or about April 23, 2013 through the Investor Information link on our website at
www.scientificgames.com or through www.proxyvote.com

                      By Order of the Board of Directors

                      Jack B. Sarno
                       Vice President—Worldwide Legal Affairs
                      and Corporate Secretary

Dated: April 23, 2013

i

SCIENTIFIC GAMES CORPORATION
750 Lexington Avenue, 25th Floor
New York, New York 10022

PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Scientific Games Corporation ("Scientific Games," the "Company," "we" or "us") of proxies to be voted at the annual meeting of stockholders to be held at 10:30 a.m. on Tuesday, June 4, 2013, at our executive offices, 750 Lexington Avenue, 19th Floor, New York, New York, and any adjournment or postponement of the meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

Notice and Access to Proxy Materials

        We expect our proxy materials, including this Proxy Statement and our 2012 Annual Report, to be made available to stockholders on or about April 23, 2013 through the Investor Information link on our website at www.scientificgames.com or through www.proxyvote.com. In accordance with the rules of the Securities and Exchange Commission ("SEC"), most stockholders will not receive printed copies of these proxy materials unless they request them. Instead, most stockholders will receive by mail a "Notice Regarding the Availability of Proxy Materials" that contains instructions as to how they can view our materials online, how they can request copies be sent to them by mail or electronically by email and how they can vote online (the "Notice").

Stockholders Entitled to Vote

        All stockholders of record at the close of business on April 9, 2013 are entitled to vote at the meeting. At the close of business on April 9, 2013, 84,998,636 shares of common stock were outstanding. Each share is entitled to one vote on all matters that properly come before the meeting.

Voting Procedures

        You can vote your shares by proxy without attending the meeting. You may vote your shares by proxy over the Internet by following the instructions provided in the Notice, or, if you receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you are voting over the Internet or by telephone, you will need to provide the control number that is printed on the Notice or proxy card that you receive.

        If you are the record holder of your shares, you may also vote your shares in person at the meeting. If you are not the record holder of your shares (i.e., they are held in "street" name by a broker, bank or other nominee), you must first obtain a proxy issued in your name from the record holder giving you the right to vote the shares at the meeting.

Voting of Proxies

        All valid proxies received prior to the meeting will be voted in accordance with the instructions specified by the stockholder. If a proxy card is returned without instructions, the persons named as proxy holders on your proxy card will vote in accordance with the recommendations of the Board, which are as follows:

  •
  FOR election of the nominated directors (Proposal 1); and

  •
  FOR ratification of the appointment of the independent auditor (Proposal 2).

        With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Changing Your Vote

        A stockholder may revoke a proxy at any time prior to its being voted by delivering written notice to the Corporate Secretary of the Company, by delivering a properly executed later-dated proxy (including over the Internet or by telephone), or by voting in person at the meeting.

Quorum

        The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting constitutes a quorum for the transaction of business.

Vote Required

        Assuming a quorum is present, directors will be elected by a plurality of the votes cast in person or by proxy at the meeting.

        The proposal to ratify the appointment of the independent auditor requires the affirmative vote of a majority of the shares entitled to vote represented at the meeting.

Effect of Withheld Votes or Abstentions

        If you vote "WITHHOLD" in the election of directors or vote "ABSTAIN" (rather than vote "FOR" or "AGAINST") with respect to the proposal to ratify the appointment of the independent auditor, your shares will count as present for purposes of determining whether a quorum is present. A "WITHHOLD" vote will have no effect on the outcome of the election of directors (Proposal 1) and an "ABSTAIN" vote will have the effect of a negative vote on the proposal to ratify the appointment of the independent auditor (Proposal 2).

Effect of Broker Non-Votes

        A broker "non-vote" occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received instructions from the owner. If any broker "non-votes" occur at the meeting with respect to your shares, the broker "non-votes" will count for purposes of determining whether a quorum is present but will not have an effect on any proposals presented for your vote. We believe that a broker or other nominee holding shares for a beneficial owner may not vote these shares with respect to the election of directors (Proposal 1) without specific instructions from the beneficial owner as to how to vote with respect to such proposal. We believe that brokers and other nominees will have discretionary voting power to vote without instructions from the beneficial owner on the ratification of the appointment of the independent auditor (Proposal 2) and, accordingly, your shares may be voted by your broker or nominee on Proposal 2 without your instructions.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

        The Board has nominated for election to the Board the nine (9) persons named below to serve for a one-year term and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Four of the nominees (Messrs. Perelman, Kennedy and Schwartz and Ms. Townsend) were designated for election to the Board by MacAndrews & Forbes Holdings Inc., our largest stockholder, pursuant to its rights under a stockholders' agreement with us (discussed more fully below).

        The Board recommends that you vote in favor of the election of each of the nominees named below as directors of the Company for the ensuing year, and the persons named as proxies on the enclosed proxy will vote the proxies received by them for the election of each of the nominees unless otherwise specified on those proxies. All of the nominees have indicated a willingness to serve as directors; however, if any nominee becomes unavailable to serve before the election, proxies may be voted for a substitute nominee selected by the Board.

        The name, age, business experience and certain other information regarding each of the nominees for director are set forth below.

Name	Age	Position with the Company	Director Since
A. Lorne Weil	67	Director (Chairman and Chief Executive Officer)	1989
Peter A. Cohen	66	Director (Vice Chairman of the Board)	2000
Gerald J. Ford	68	Director	2005
David L. Kennedy	66	Director (Vice Chairman of the Board)	2009
Paul M. Meister	60	Director	2012
Ronald O. Perelman	70	Director	2003
Michael J. Regan	71	Director	2006
Barry F. Schwartz	64	Director	2003
Frances F. Townsend	51	Director	2010

        A. Lorne Weil has been Chairman of the Board since October 1991. Mr. Weil became Chief Executive Officer in November 2010, a position he previously held from 1992 to 2008. Mr. Weil also served as the President of the Company from August 1997 to June 2005. Mr. Weil was President of Lorne Weil, Inc., a firm providing strategic planning and corporate development services to high technology industries, from 1979 to November 1992. Previously, Mr. Weil was Vice President of Corporate Development at General Instrument Corporation, working with wagering and cable systems. Mr. Weil is a director of Andina Acquisition Corporation and Avantair, Inc. Mr. Weil is also a director of Sportech plc, a UK-based provider of sports pools and tote systems in which we have an approximate 20% equity interest.

        Peter A. Cohen has been Vice Chairman of the Board since September 2004 and serves as our lead independent director and Chairman of the Executive and Finance Committee. Mr. Cohen serves as Chief Executive Officer and Chairman of the Board of Cowen Group, Inc., a diversified financial services company. Mr. Cohen was a founding partner and principal of Ramius LLC, a private investment management firm formed in 1994 that was combined with Cowen in late 2009. From November 1992 to May 1994, Mr. Cohen was Vice Chairman and a director of Republic New York Corporation ("Republic"), as well as a member of its executive management committee. Mr. Cohen was also Chairman of Republic's subsidiary, Republic New York Securities Corporation. Mr. Cohen was Chairman of the Board and Chief Executive Officer of Shearson Lehman Brothers from 1983 to 1990. During the past five years, Mr. Cohen has also served as a director of L-3 Communications Holdings, Inc.

        Gerald J. Ford has been a financial institutions entrepreneur and private investor involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 30 years. Mr. Ford served as Chairman of the Board and Chief Executive Officer of Golden State Bancorp Inc. from September 1998 until its merger with Citigroup Inc. in November 2002. Mr. Ford is Chairman of Hilltop Holdings, Inc. and serves as a director of Freeport-McMoRan Copper & Gold Inc., McMoRan Exploration Company and SWS Group, Inc. During the past five years, Mr. Ford has also served as Chairman of the Boards of First Acceptance Corporation and Pacific Capital Bancorp and as a director of Triad Financial SM LLC.

        David L. Kennedy has served as Vice Chairman of the Board since October 2009. Mr. Kennedy served as an executive of the Company from November 2010 until March 2012, including as Chief Administrative Officer from April 2011 until March 2012. Mr. Kennedy serves as Senior Executive Vice President of MacAndrews & Forbes Holdings Inc. and Vice Chairman of Revlon, Inc. Mr. Kennedy served as President and Chief Executive Officer of Revlon from September 2006 through May 2009 and has held various senior management and senior financial positions with Revlon and The Coca-Cola Company and affiliates during his 40-year business career. Mr. Kennedy is also a director of Revlon Consumer Products Corporation.

        Paul M. Meister is Chairman and Chief Executive Officer of inVentiv Health, Inc. a provider of commercial, consulting and clinical research services to the pharmaceutical and biotech industries. He also is co-founder and Chief Executive Officer of Liberty Lane Partners, LLC, a private investment company with diverse investments in healthcare and distribution-related industries. Mr. Meister served as Chairman of Thermo Fisher Scientific Inc., a scientific instruments, equipment and supplies company, from November 2006 until April 2007. He previously served as Vice Chairman of Fisher Scientific International, Inc., a predecessor to Thermo Fisher, from March 2001 to November 2006, and as Vice Chairman and Chief Financial Officer of Fisher Scientific from March 1991 to March 2001. Prior to Fisher Scientific, Mr. Meister held executive positions with the Henley Group, Wheelabrator Technologies and Abex, Inc. Mr. Meister is a director of LKQ Corporation, Inc. During the past five years, Mr. Meister also served as a director of M & F Worldwide Corp.

        Ronald O. Perelman has been Chairman of the Board and Chief Executive Officer of MacAndrews & Forbes Holdings Inc., a diversified holding company, and various affiliates since 1980. Mr. Perelman is also Chairman of the Board of Revlon Consumer Products Corporation and Revlon, Inc. During the past five years, Mr. Perelman served as Chairman of the Board of M & F Worldwide Corp. and a member of the board of managers of Allied Security Holdings LLC.

        Michael J. Regan is a former Vice Chairman and Chief Administrative Officer of KPMG LLP and was the lead audit partner for many Fortune 500 companies during his 40-year tenure with KPMG. Mr. Regan serves as a director of DynaVox Inc. and Lifetime Brands, Inc. During the past five years, Mr. Regan also served as a member of the board of managers of Allied Security Holdings LLC and a director of Citadel Broadcasting Corporation.

        Barry F. Schwartz has been Executive Vice Chairman and Chief Administrative Officer of MacAndrews & Forbes Holdings Inc. and various affiliates since October 2007. Prior to that, he was Executive Vice President and General Counsel of MacAndrews & Forbes and various affiliates since 1993 and was Senior Vice President of MacAndrews & Forbes and various affiliates from 1989 to 1993. He has also served as President and Chief Executive Officer of M & F Worldwide Corp. since September 2007. Mr. Schwartz is a director of Harland Clarke Holdings Corp. and Revlon Consumer Products Corporation. During the past five years, Mr. Schwartz also served as a member of the board of directors of M & F Worldwide Corp.

        Frances F. Townsend has been the Senior Vice President of Worldwide Government, Legal and Business Affairs of MacAndrews & Forbes Holdings Inc. since October 2010. Ms. Townsend was a corporate partner at the law firm of Baker Botts L.L.P. from April 2009 to October 2010. Prior to that, she was Assistant to President George W. Bush for Homeland Security and Counterterrorism and chaired the Homeland Security Council from May 2004 until January 2008. Prior to serving the President, Ms. Townsend was the first Assistant Commandant for Intelligence for the U.S. Coast Guard and spent 13 years at the U.S. Department of Justice in various senior positions. She also serves on numerous government advisory and nonprofit boards, chairs the Board of the Intelligence and National Security Alliance, and is a member of the Council on Foreign Relations and the Trilateral Commission. Ms. Townsend is a director of SIGA Technologies, Inc.

Designees of MacAndrews & Forbes Holdings Inc.

        Messrs. Perelman, Kennedy and Schwartz and Ms. Townsend were designated for election to the Board by MacAndrews & Forbes Holdings Inc. pursuant to its rights under a stockholders' agreement with us dated September 6, 2000, as supplemented by an agreement dated June 26, 2002, a letter agreement dated October 10, 2003 and a letter agreement dated February 15, 2007. The stockholders' agreement was originally entered into with holders of our Series A Convertible Preferred Stock in connection with the initial issuance of such preferred stock and provides for, among other things, the right of the holders to designate up to four members of our Board based on their ownership of preferred stock or the common stock issued upon conversion thereof. All of the preferred stock was converted into common stock in August 2004. MacAndrews & Forbes Holdings Inc., which owned approximately 92% of the preferred stock prior to conversion and currently owns approximately 38% of our outstanding common stock, has the right to designate up to four directors based on its level of share ownership. The percentages that must be maintained in order to designate directors are as follows: (a) 20% to designate four directors; (b) 16% to designate three directors; (c) 9% to designate two directors; and (d) 4.6% to designate one director. Such percentages, in each case, are to be determined based on our fully diluted common stock subject to certain exclusions of common stock or other securities that may be issued in the future.

Qualifications of Directors

        The Nominating and Corporate Governance Committee is responsible for evaluating and making recommendations to the Board concerning the appropriate size and needs of the Board with the objective of maintaining the necessary experience, skills and independence on the Board. The Nominating and Corporate Governance Committee and the Board believe that experience as a leader of a business or institution, sound judgment, effective interpersonal and communication skills, strong character and integrity, and expertise in areas relevant to the Company's business are important attributes in maintaining the effectiveness of the Board. As a matter of practice, the Nominating and Corporate Governance Committee and the Board consider the diversity of the backgrounds and experience of prospective directors as well as their personal characteristics (e.g., gender, ethnicity, age) in evaluating, and making decisions regarding, Board composition, in order to facilitate Board deliberations that reflect a broad range of perspectives. The Nominating and Corporate Governance Committee and the Board believe that the Board is comprised of a diverse group of individuals.

        The Nominating and Corporate Governance Committee and the Board believe that each nominee has valuable individual skills and experiences that, taken together, provide the variety and depth of knowledge, judgment and vision necessary for the effective oversight of the Company. As indicated in the foregoing biographies, the nominees have extensive experience in a variety of fields, including lottery and gaming (Messrs. Weil and Kennedy), technology (Messrs. Weil, Kennedy and Meister), consumer products and marketing (Messrs. Kennedy, Perelman and Schwartz), government (Ms. Townsend), investment and financial services (Messrs. Cohen, Ford, Kennedy, Meister, Perelman and Schwartz), law (Ms. Townsend and Mr. Schwartz) and public accounting (Mr. Regan), each of which the Board believes provides valuable knowledge about important elements of our business. Most of our nominees have leadership experience at major companies or firms with operations inside and outside the United States and/or experience on other companies' boards, which provides an understanding of ways other companies address various business matters, strategies, corporate governance and other issues. As indicated in the foregoing biographies, the nominees have each demonstrated significant leadership skills, including as a chief executive officer (Messrs. Weil, Cohen, Ford, Kennedy, Meister, Perelman and Schwartz), as a chief administrative officer of a major accounting firm (Mr. Regan) and as chair of the Homeland Security Council and an officer in the U.S. Coast Guard (Ms. Townsend). Ms. Townsend has extensive public policy, government or regulatory experience, including Executive Office, Congressional and Cabinet service, which can provide valuable insight into issues faced by companies in regulated industries such as the Company. Two of the nominees (Messrs. Weil and Kennedy) have either served or are currently serving as a senior executive of the Company, which service has given them a deep knowledge of the Company and its businesses and directly relevant management experience. The Nominating and Corporate Governance Committee and the Board believe that these skills and experiences qualify each nominee to serve as a director of the Company.

THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NINE (9) NOMINEES

Information about the Board of Directors and Committees

        Director Independence.    The Board has adopted Director Independence Guidelines as a basis for determining that individual directors are independent under the standards of the Nasdaq Stock Market. This determination, which is made annually, helps assure the quality of the Board's oversight of management and reduces the possibility of damaging conflicts of interest. Under these standards, a director will not qualify as independent if:

  (1)
  the director has been employed by the Company (or any subsidiary) at any time within the past three years;

  (2)
  the director has an immediate family member who has been employed as an executive officer of the Company (or any subsidiary) at any time within the past three years;

  (3)
  the director or an immediate family member of the director has accepted any compensation from the Company (or any subsidiary) in excess of $120,000 during any period of 12 consecutive months within the past three years other than (a) for Board or Board committee service, (b) in the case of the family member, as compensation for employment other than as an executive officer, or (c) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

  (4)
  the director or an immediate family member of the director is a partner, controlling shareholder or executive officer of an organization that made payments to, or received payments from, the Company for property or services in the current year or in any of the past three years that exceed the greater of 5% of the recipient's consolidated gross revenues or $200,000, other than (a) payments arising solely from investments in the Company's securities or (b) payments under non-discretionary charitable contribution matching programs;

  (5)
  the director or an immediate family member of the director is employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

  (6)
  the director or an immediate family member of the director is a current partner of the Company's outside auditor, or was a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years.

        In applying these standards, the Board determined that each of Messrs. Cohen, Ford, Meister, Perelman, Regan, Schwartz and Townsend qualify as independent directors and none has a business or other relationship that would interfere with the director's exercise of independent judgment. Mr. Kennedy did not qualify as an independent director in light of his service as an executive officer of the Company from November 2010 until March 2012.

        The full text of the Board's Director Independence Guidelines can be accessed through the Corporate Governance link on our website at www.scientificgames.com.

        Corporate Governance Guidelines.    The Board has adopted Corporate Governance Guidelines that outline the structure, role and functioning of the Board and address various governance matters including director independence, the Board selection process, length of Board service, Board meetings and executive sessions of independent directors, Board and committee performance evaluations and management succession planning. The full text of these guidelines can be accessed through the Corporate Governance link on our website at www.scientificgames.com.

        Board Leadership Structure.    The Board is comprised of a substantial majority of independent directors and the Audit, Compensation, Compliance and Nominating and Corporate Governance Committees are comprised entirely of independent directors. The Board has designated Mr. Cohen, who serves as Vice Chairman of the Board and as Chairman of the Executive and Finance Committee of the Board, as the lead independent director to preside over regularly held executive sessions of independent directors. The responsibilities of the lead director include facilitating communication between the independent directors and the Chairman and Chief Executive Officer and coordinating the activities of the independent directors. Mr. Cohen also provides assistance to the Board and the committees of the Board in their evaluations of management's performance and he carries out other duties that the Board assigns to him from time to time in areas of governance and oversight.

        The Executive and Finance Committee, which includes two independent directors (Messrs. Cohen and Perelman) as well as Messrs. Weil and Kennedy, meets regularly to support the Board in the performance of its duties between regularly scheduled Board meetings, to implement the policy decisions of the Board and to provide strategic guidance and oversight to the Company. In his capacity as Vice Chairman of the Board and a member of the Executive and Finance Committee, Mr. Kennedy regularly consults with senior management regarding the affairs of the Company and also facilitates communication between the independent directors and senior management.

        The Board has the flexibility to select the leadership structure that is most appropriate for the Company and its stockholders and has determined that the Company and its stockholders are best served by not having a formal policy regarding whether the same individual should serve as both Chairman of the Board and Chief Executive Officer. This approach allows the Board to elect the most qualified director as Chairman of the Board, while maintaining the ability to separate the Chairman of the Board and Chief Executive Officer roles when deemed appropriate (as was the case from January 2009 until Mr. Weil became Chief Executive Officer in November 2010).

        Mr. Weil currently serves both as Chairman of the Board and Chief Executive Officer. The Board believes that Mr. Weil continuing to serve as Chairman (as he has since 1991) is optimal because it provides the Board with strong and consistent leadership, while the Vice Chairmen (including the lead independent director) positions and the Executive and Finance Committee allow for multiple additional perspectives, including the perspectives of independent directors, in the provision of overall strategic guidance and oversight to the Company. Taken together, the Board believes that this leadership structure provides an appropriate balance of experienced leadership, independent oversight and management input.

        Board's Role in Risk Oversight.    The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company's approach to risk management. The Board exercises these responsibilities on an ongoing basis as part of its meetings and through the Board's committees, each of which examines various components of enterprise risk as part of its responsibilities. An overall review of risk is inherent in the Board's consideration of the Company's strategies and other matters presented to the Board, including financial matters, investments, acquisitions and divestitures. The Board's role in risk oversight is consistent with the Company's leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for managing the Company's risk exposure, and the Board and its committees providing oversight of those efforts.

        The Company has implemented internal processes and controls to identify and manage risks and to communicate with the Board regarding risk management. These include an enterprise risk management program, regular internal management meetings that identify risks and discuss risk management, a Code of Business Conduct (and related training), a strong ethics and compliance function that includes suitability reviews of customers, partners, vendors and other persons/entities with which the Company does business, an internal and external audit process, internal approval processes and legal department review of contracts. In connection with these processes and controls, management regularly communicates with the Board, Board committees and individual directors regarding identified risks and the management of these risks. Individual directors often communicate directly with senior management on matters relating to risk management. In particular, the Board committee chairmen regularly communicate with members of senior management to discuss potential risks in connection with accounting and audit matters, compensation matters, compliance matters and financing-related matters.

        The Board committees, which meet regularly and report to the full Board, play significant roles in carrying out the Board's risk oversight function. In particular, the Audit Committee oversees risks related to the Company's financial statements, the financial reporting process, accounting and certain legal matters. The Audit Committee also oversees the internal audit function and regularly meets separately with the Vice President of Internal Audit (who reports functionally to the Chief Financial Officer and has a direct reporting line to the Audit Committee) and representatives of the Company's independent auditing firm. The Compensation Committee evaluates the risks associated with the Company's compensation programs and discusses with management procedures to identify and mitigate such risks. See "Executive Compensation—Compensation Discussion and Analysis—Compensation Program as it Relates to Risk" below. The Compliance Committee is active in overseeing the Company's program with respect to compliance with the laws applicable to the Company's business, including gaming laws, as well as compliance with our Code of Business Conduct and related policies by employees, officers, directors and other representatives of the Company. In addition, the Compliance Committee oversees a compliance review process, which is designed to ensure that the vendors, consultants, customers and business partners of the Company are "suitable" or "qualified" as those terms are used by applicable gaming authorities, and regularly meets separately with the Vice President and Chief Compliance Officer (who reports functionally to the Chief Executive Officer and has a direct reporting line to the Compliance Committee).

        Board Meetings.    The Board held a total of seven meetings during 2012, including three executive sessions at which no members of management were present. During 2012, all directors attended at least 75% of the total number of meetings of the Board and committees of the Board on which they served during the period in which they served.

        Board Committees.    The Board has five committees: the Audit Committee; the Compensation Committee; the Compliance Committee; the Executive and Finance Committee; and the Nominating and Corporate Governance Committee. All committees are comprised solely of independent directors with the exception of the Executive and Finance Committee, which is comprised of two independent directors as well as the Chairman and Chief Executive Officer and the Vice Chairman (Mr. Kennedy). The Board has

approved charters for every Board committee, which can be accessed through the Corporate Governance link on our website at www.scientificgames.com. The current membership of each committee is as follows:

Audit Committee(1)	Compensation Committee(1)	Compliance Committee(1)	Executive and Finance Committee	Nominating and Corporate Governance Committee(1)
Michael J. Regan (Chair)	Peter A. Cohen (Chair)	Barry F. Schwartz (Chair)	Peter A. Cohen (Chair)	Gerald J. Ford (Chair)
Paul M. Meister	Paul M. Meister	Gerald J. Ford	David L. Kennedy	Michael J. Regan
Frances F. Townsend	Barry F. Schwartz	Frances F. Townsend	Ronald O. Perelman	Frances F. Townsend
A. Lorne Weil

(1)
Mr. Meister joined the Audit and Compensation Committees in March 2012. J. Robert Kerrey served on the Compensation and Nominating and Corporate Governance Committees until his resignation from the Board in March 2012. Mr. Schwartz served on the Audit Committee until June 2012. Eric M. Turner served on the Audit and Compliance Committees until his resignation from the Board in December 2012. Ms. Townsend joined the Audit Committee in December 2012.

        Audit Committee.    The Audit Committee is responsible for hiring the Company's independent auditor and for overseeing the accounting, auditing and financial reporting processes of the Company. In the course of performing its functions, the Audit Committee reviews, with management and the independent auditor, the Company's internal accounting controls, the annual financial statements, the report and recommendations of the independent auditor, the scope of the audit, and the qualifications and independence of the auditor. The Board has determined that each member of the Audit Committee is independent under the listing standards of the Nasdaq Stock Market and that Mr. Regan qualifies as an "audit committee financial expert" under the rules of the SEC. The Audit Committee held five meetings during 2012.

        Compensation Committee.    The Compensation Committee sets the compensation of the Chief Executive Officer and other senior executives of the Company, administers the equity incentive plans and executive compensation programs of the Company, determines eligibility for, and awards under, such plans and programs, and makes recommendations to the Board with regard to the adoption of new employee benefit plans and equity incentive plans and with respect to the compensation program for non-employee directors. The Board has determined that each member of the Compensation Committee is independent under the listing standards of the Nasdaq Stock Market. The Compensation Committee held eight meetings during 2012, including one joint meeting with the Nominating and Corporate Governance Committee.

        Compliance Committee.    The Compliance Committee is responsible for providing oversight of the Company's program with respect to compliance with laws and regulations applicable to the business of the Company, including gaming and anticorruption laws, and with respect to compliance with the Code of Business Conduct by employees, officers, directors and other representatives of the Company. The Board has determined that each member of the Compliance Committee is independent under the listing standards of the Nasdaq Stock Market. The Compliance Committee held six meetings during 2012.

        Executive and Finance Committee.    The Executive and Finance Committee has broad authority to act on behalf of the Board in the management of the business and affairs of the Company between regular meetings of the Board and assists the Board in implementing Board policy decisions. The Executive and Finance Committee held 11 meetings during 2012.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is responsible for identifying individuals who are qualified to become directors, recommending nominees for membership on the Board and on committees of the Board, reviewing and recommending corporate governance principles, procedures and practices and overseeing the annual self-assessment of the Board and its committees. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee held five meetings during 2012, including one joint meeting with the Compensation Committee.

        The Nominating and Corporate Governance Committee does not have a set of minimum, specific qualifications that must be met by a candidate for director and will consider individuals suggested as candidates by stockholders. A stockholder wishing to propose a nominee for director should submit a recommendation in writing to the Company's Corporate Secretary at least 120 days before the anniversary of the mailing date of the proxy materials applicable to the prior year's annual meeting, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. The Nominating and Corporate Governance Committee will review the candidate's background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. In prior years, candidates have been identified through recommendations made by directors, the Chief Executive Officer and other third parties. The Nominating and Corporate Governance Committee anticipates that it would use these sources as well as stockholder recommendations to identify candidates in the future.

        Stockholder Communications with Directors.    Stockholders may communicate with the Board or an individual director by sending a letter to the Board or to a director's attention care of the Corporate Secretary of the Company at Scientific Games Corporation, 750 Lexington Avenue, 25th Floor, New York, New York 10022. The Corporate Secretary will open, log and deliver all such correspondence (other than advertisements, solicitations or communications that contain offensive or abusive content) to directors on a periodic basis, generally in advance of each Board meeting.

        Attendance at Stockholders' Meetings.    The Company encourages directors to attend the annual stockholders' meeting. Last year, six of the 11 directors then serving attended the annual meeting.

        Code of Ethics.    The Board has adopted a Code of Business Conduct that applies to all of our officers, directors and employees. The Code sets forth fundamental principles of integrity and business ethics and is intended to ensure ethical decision making in the conduct of professional responsibilities. Among the areas addressed by the Code are standards concerning conflicts of interest, confidential information and compliance with laws, regulations and policies. The full text of the Code can be accessed through the Corporate Governance link on our website at www.scientificgames.com.

Director Compensation

        The compensation program for non-employee directors consists of annual retainers, meeting fees and equity awards. Directors receive an annual retainer of $50,000 and meeting fees of $2,000 for each Board and committee meeting attended (except for meetings of the Executive and Finance Committee). In addition, directors who chair a committee receive additional annual retainers in the amount of $10,000 (except that the Audit Committee Chairman receives an additional annual retainer of $20,000) and Messrs. Cohen and Kennedy each receive $250,000 for their service as Vice Chairmen of the Board. Mr. Cohen does not receive an additional retainer for his service as Chairman of the Executive and Finance Committee or Chairman of the Compensation Committee.

        Each non-employee director is eligible to receive an award of restricted stock units ("RSUs") each year having a grant date value of up to $110,000 and a four-year vesting schedule, provided such director satisfied the Board's attendance requirements for the prior year, as discussed below. New directors receive stock options for 10,000 shares (with a four-year vesting schedule) upon joining the Board. Awards of stock options and RSUs are subject to forfeiture if a director leaves the Board prior to the scheduled vesting date, except that the vesting of such awards would accelerate in full upon a director ceasing to serve on the Board due to death or disability. Directors who are employed by the Company do not receive any additional compensation for their services as directors.

        In light of the trading price of the Company's stock and the limited availability of shares under the Company's equity incentive plans, for the second consecutive year, the grant date value of the annual award of RSUs to non-employee directors was discounted by approximately 30% relative to the "target" grant date value (the same percentage reduction in grant date value that the Compensation Committee applied to 2011 and 2012 annual equity awards to executives). Accordingly, the number of RSUs awarded in 2012 was determined by discounting the "target" grant date value of $110,000 by 30% and dividing such value by the average of the high and low sales price of our common stock on the trading day immediately prior to the grant date ($8.12). As a result, 9,482 RSUs were awarded to each non-employee director for 2012. In 2011, the Compensation Committee and the Board determined, based on the advice of the Committee's external compensation consultant, to make annual RSU awards to eligible directors beginning in 2012 on the date of the annual meeting of stockholders (which in recent years has been in early June), rather than in January as was the case in prior years.

        The Board imposes a minimum meeting attendance requirement in connection with the annual awards of RSUs such that only directors who have attended at least 75% of the total number of meetings held by the Board and committees on which they served in the prior year are eligible to receive an award, except that a new director with less than six months of service in the prior year is not subject to such threshold with respect to the first grant made after becoming a director. All directors then serving satisfied the attendance requirements applicable for the 2012 awards.

        On April 19, 2013, the Company entered into amendments to the terms of stock options and RSUs granted prior to June 7, 2011 to certain senior executives of the Company and members of the Board. All of the non-employee directors who hold such awards (Messrs. Cohen, Ford, Kennedy, Perelman, Regan and Schwartz) entered into such amendments. The amendments are designed to preserve, to the extent practicable, certain of the retention benefits to the Company of such awards in the event that our largest stockholder acquires more than 40% of the Company's outstanding voting securities, whether due to additional stock repurchases by the Company or otherwise, thereby triggering accelerated vesting of such awards under the terms of the stockholder-approved 2003 Incentive Compensation Plan (as amended and restated, the "2003 Plan"). The amendments are more fully described below under "Compensation Discussion and Analysis—Employment Agreements; Severance and Change in Control Arrangements—Certain Amendments to Equity Awards."

        Directors can elect to defer their cash compensation into a non-qualified deferred compensation plan throughout their tenure on the Board or for certain specified deferral periods. The amounts deferred under the plan are measured by investment options that the participants may select from a variety of mutual funds in various investment categories offered under the plan. The plan for director deferrals is operated in conjunction with the deferred compensation plan for executives discussed below. The Company does not guarantee any minimum return on investments and participants receive their deferrals and any related earnings following the end of the specified deferral period or earlier if they leave the Board.

        The table below shows the compensation earned by non-employee directors for 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Peter A. Cohen	326,000	76,994	—	—	402,994
Gerald J. Ford	92,000	76,994	—	—	168,994
David L. Kennedy(4)	262,000	76,994	—	169,231	508,225
J. Robert Kerrey(5)	14,333	—	—	—	14,333
Paul M. Meister(6)	73,667	76,994	58,100	—	208,761
Ronald O. Perelman	64,000	76,994	—	—	140,994
Michael J. Regan	104,000	76,994	—	—	180,994
Barry F. Schwartz	102,000	76,994	—	—	178,994
Frances F. Townsend	84,000	76,994	—	—	160,994
Eric M. Turner(7)	81,833	76,994	—	—	158,827

(1)
Reflects annual retainers and meeting fees earned by directors for services provided during 2012.

(2)
Reflects the aggregate grant date fair value of RSUs awarded during 2012, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718"). The fair value of the RSUs was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. For a discussion of valuation assumptions, see Note 16 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012. As discussed above, this grant date value reflects a 30% discount relative to the "target" grant date value of $110,000.

(3)
Reflects the aggregate grant date fair value of stock options awarded during 2012, computed in accordance with FASB ASC Topic 718. The fair value of the stock options is estimated on the date of grant using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 16 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012.

(4)
Mr. Kennedy, who joined the Company as executive Vice Chairman in November 2010 and was appointed Chief Administrative Officer in April 2011, resigned as an executive officer in March 2012 but continues to serve as a Vice Chairman of the Board, in a non-executive capacity. The amount included in the table above under "All Other Compensation" reflects Mr. Kennedy's base salary for January and February 2012 earned as an executive officer.

(5)
Mr. Kerrey ceased serving on the Board in March 2012.

(6)
Mr. Meister joined the Board in March 2012.

(7)
Mr. Turner ceased serving on the Board in December 2012. In recognition of Mr. Turner's long service on the Board, the Compensation Committee and the Board determined that the 24,190 unvested RSUs held by Mr. Turner at the time of his resignation would not be forfeited but, instead, would fully vest as of March 2013.

        The table below shows the aggregate number of stock options and RSUs held by non-employee directors as of December 31, 2012.

Name	Stock Options (in shares)(1)	5-Year Vesting RSUs(2)	4-Year Vesting RSUs(3)	RSUs Granted in Option Exchange(4)	Total RSUs
Peter A. Cohen	—	7,656	16,534	—	24,190
Gerald J. Ford	—	7,656	16,534	—	24,190
David L. Kennedy	113,470	4,481	53,684	622	58,787
Paul M. Meister	10,000	—	9,482	—	9,482
Ronald O. Perelman	—	7,656	16,534	—	24,190
Michael J. Regan	—	7,656	16,534	—	24,190
Barry F. Schwartz	—	7,656	16,534	—	24,190
Frances F. Townsend	—	—	16,534	1,032	17,566

(1)
Reflects (a) in the case of Mr. Kennedy, stock options granted to him as an executive officer on March 22, 2011 as part of our annual equity program, with an exercise price of $8.90 per share and a four-year vesting schedule, the first two installments of which vested and became exercisable on the first and second anniversaries of the date of grant and the balance of which is scheduled to vest and become exercisable in two equal installments on the third and fourth anniversaries of the date of grant, and (b) in the case of Mr. Meister, stock options granted on March 20, 2012 upon his joining the Board, with an exercise price of $11.10 per share and a four-year vesting schedule, the first installment of which vested on the first anniversary of the date of grant and the balance of which is scheduled to vest and become exercisable in three equal installments on the second, third and fourth anniversaries of the date of grant.

(2)
Reflects (a) except in the case of Mr. Kennedy, one-fifth of award of RSUs granted on January 2, 2008 (659 RSUs, which vested on January 2, 2013 but are shown as unvested in the table above, which provides information as of December 31, 2012), (b) except in the case of Mr. Kennedy, two-fifths of award of RSUs granted on January 2, 2009 (2,516 RSUs, 1,258 of which vested on January 2, 2013 but are shown as unvested in the table above, which provides information as of December 31, 2012, and 1,258 of which are scheduled to vest on January 2, 2014) and (c) three-fifths of award of RSUs granted on January 4, 2010 (4,481 RSUs, 1,493 of which vested on January 4, 2013 but are shown as unvested in the table above, which provides information as of December 31, 2012, and 2,988 of which are scheduled to vest in two equal installments on each of January 4, 2014 and 2015).

(3)
Reflects (a) except in the case of Messrs. Kennedy and Meister, three-fourths of award of RSUs granted on September 7, 2011 (7,052 RSUs, 2,351 of which vested on January 3, 2013 but are shown as unvested in the table above, which provides information as of December 31, 2012, and 4,701 of which are scheduled to vest in two equal installments on each of January 3, 2014 and 2015), (b) 9,482 RSUs granted on June 5, 2012 (which are scheduled to vest in four equal annual installments beginning on June 5, 2013) and (c) in the case of Mr. Kennedy only, three-fourths of award of RSUs granted to Mr. Kennedy in his executive capacity on March 22, 2011 as part of our annual equity program (44,202 RSUs, 14,734 of which vested on March 22, 2013 but are shown as unvested in the table above, which provides information as of December 31, 2012, and 29,468 of which are scheduled to vest in two equal installments on each of March 22, 2014 and 2015).

(4)
Reflects (a) in the case of Mr. Kennedy, two-fifths of award of RSUs granted on August 16, 2011 in exchange for surrendered options under our 2011 stock option exchange program (which RSUs are scheduled to vest in two equal installments on each of October 26, 2013 and 2014), and (b) in the case of Ms. Townsend, one-half of award of RSUs granted on August 16, 2011 in exchange for stock options tendered in the 2011 stock option exchange program (516 of which vested on April 22, 2013 but are shown as unvested in the table above, which provides information as of December 31, 2012, and 516 of which are scheduled to vest on April 22, 2014).

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in their ownership with the SEC. Based on a review of the copies of the reports that our directors, officers and ten percent holders filed with the SEC and on the representations made by such persons, we believe all applicable filing requirements were met during 2012, except that a Form 4 was filed late by Mr. Cohen to report the purchase of 453 shares in June 2011 and the sale of 4,242 shares in September 2011 by Cowen & Company, LLC. The Form 4 reported that such transactions were initiated in error by Cowen & Company's quantitative trading program and closed out as soon as reasonably practicable following their discovery. The Form 4 disclosed that Mr. Cohen may be considered the beneficial owner of any securities deemed to be owned by Cowen & Company but that he disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

SECURITY OWNERSHIP

        The following table sets forth certain information as to the security ownership of each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, each of our directors, each of our named executive officers, and all of our directors and executive officers as a group. The number of shares beneficially owned is as of April 15, 2013 unless otherwise indicated; in all cases the percentage of beneficial ownership of the outstanding shares of our common stock is calculated as of April 15, 2013. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

	Shares of Common Stock
	Number(1)		Percent(1)
MacAndrews & Forbes Holdings Inc. 35 East 62nd Street New York, NY 10065	32,505,737	(2)	38.24%
Fine Capital Partners, L.P 590 Madison Avenue, 5th Floor New York, New York 10022	9,490,705	(3)	11.17%
A. Lorne Weil	2,456,227	(4)	2.87%
Peter A. Cohen	1,056,201	(5)	1.24%
Gerald J. Ford	328,665		*
David L. Kennedy	156,745		*
Paul M. Meister(6)	4,870		*
Ronald O. Perelman	32,539,148	(7)	38.28%
Michael J. Regan	27,883		*
Barry F. Schwartz	63,411		*
Frances F. Townsend	10,259		*
Jeffrey S. Lipkin	83,743		*
Michael R. Chambrello	232,765		*
Steven W. Beason	91,529		*
James C. Kennedy	74,464		*
All directors and executive officers as a group (consisting of 18 persons)(8)	37,457,461		43.60%

*
Represents less than 1% of the outstanding shares of common stock.

(1)
In accordance with SEC rules, this column includes shares that a person has a right to acquire within 60 days of April 15, 2013 through the exercise or conversion of stock options, RSUs or other securities. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person. The securities reported for the directors and named executive officers listed in the table above include shares subject to the following awards as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of April 15, 2013:

Mr. Weil, 600,000 stock options; Mr. Cohen, 2,370 RSUs; Mr. Ford, 2,370 RSUs; Mr. Kennedy, 2,370 RSUs and 56,735 stock options; Mr. Meister, 2,370 RSUs and 2,500 stock options; Mr. Perelman, 2,370 RSUs; Mr. Regan, 2,370 RSUs; Mr. Schwartz, 2,370 RSUs; Ms. Townsend, 2,886 RSUs; Mr. Lipkin, 16,865 stock options; Mr. Chambrello, 9,600 RSUs; Mr. Beason, 15,230 stock options; and Mr. J. Kennedy, 4,000 RSUs and 16,865 stock options.

(2)
Based on an amendment to Schedule 13D filed with the SEC on September 11, 2012 by MacAndrews & Forbes Holdings Inc., SGMS Acquisition Corporation, RLX Holdings Two LLC and SGMS Acquisition Two Corporation. SGMS Acquisition Corporation, RLX Holdings Two LLC and SGMS Acquisition Two Corporation are holding companies owned by

  MacAndrews & Forbes Holdings Inc., whose Chairman, Chief Executive Officer and sole stockholder is Mr. Perelman. The Schedule 13D states that (a) MacAndrews & Forbes Holdings Inc. has sole voting and dispositive power with respect to 32,505,737 shares, (b) SGMS Acquisition Corporation has sole voting and dispositive power with respect to 26,385,737 shares, (c) RLX Holdings Two LLC has sole voting and dispositive power with respect to 3,125,000 shares and (d) SGMS Acquisition Two Corporation has sole voting and dispositive power with respect to 2,995,000 shares. The shares so owned are, or may from time to time be, pledged to secure obligations of MacAndrews & Forbes Holdings Inc. or its affiliates.

(3)
Based on an amendment to Schedule 13G filed with the SEC on February 14, 2013 jointly by Fine Capital Partners, L.P., Fine Capital Advisors, LLC and Ms. Debra Fine, reporting beneficial ownership as of December 31, 2012. The amendment to Schedule 13G states that each such person has shared voting power and shared investment power with respect to 9,490,705 shares.

(4)
Includes 1,823,658 shares subject to a pledge agreement. Mr. Weil's reported holdings do not include (a) 707,299 shares held in family trusts for which Mr. Weil does not serve as trustee and disclaims beneficial ownership and (b) 100,000 vested RSUs subject to a deferral agreement such that the shares in respect of the vested units are not expected to be issued or delivered to Mr. Weil until March 15, 2016.

(5)
Includes 5,900 shares held by members of Mr. Cohen's immediate family, 15,000 shares held by trusts for members of his immediate family for which Mr. Cohen serves as co-trustee, 750,000 shares held by an entity of which Ramius Advisors, LLC acts as an investment advisor and 39,500 shares held by third party accounts managed by Ramius Advisors, LLC. Mr. Cohen is one of four managing members of C4S & Co., LLC, which is the managing member of RCG Holdings LLC. RCG Holdings LLC is a significant shareholder of Cowen Group, Inc., which is the sole member of Ramius LLC ("Ramius"). Ramius is the sole managing member of Ramius Advisors, LLC. Mr. Cohen disclaims beneficial ownership of the securities held by affiliates of Ramius and the third party accounts except to the extent of his pecuniary interest therein. On September 15, 2008, 750,000 of the shares held by the entity of which Ramius Advisors, LLC acts as an investment advisor (the "Frozen Shares") were frozen in such entity's prime brokerage account as a result of Lehman Brothers International (Europe) ("LBIE") being placed in administration. LBIE, through certain of its affiliates, was a prime broker for such Ramius entity. The current status of the Frozen Shares under LBIE's administration proceedings has not been determined. The Ramius entity claims beneficial ownership over the Frozen Shares until such time a final determination concerning the Frozen Shares is made.

(6)
Mr. Meister joined the Board in March 2012.

(7)
Includes the 32,505,737 shares reported in footnote 2 above, which may be deemed to be beneficially owned by Mr. Perelman, the Chairman, Chief Executive Officer and sole stockholder of MacAndrews & Forbes Holdings Inc. Mr. Perelman's address is 35 East 62nd Street, New York, NY 10065.

(8)
Includes 873,501 shares issuable upon exercise of stock options and 33,076 shares issuable upon vesting of RSUs.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Introduction

        This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions made by the Compensation Committee and the matters considered in making such decisions. Our executive compensation program is designed to attract, reward and retain our executive officers. This Compensation Discussion and Analysis focuses on the compensation of our "named executive officers" for the fiscal year ended December 31, 2012, who were:

Executive	Position
A. Lorne Weil	Chairman of the Board and Chief Executive Officer
Jeffrey S. Lipkin	Senior Vice President and Chief Financial Officer
Michael R. Chambrello	Chief Executive Officer—Asia-Pacific Region
James C. Kennedy	President, Printed Products, and Chief Marketing Officer
Steven W. Beason	Enterprise Chief Technology Officer

        "MICP" refers to our management incentive compensation program. "Target compensation" refers to salary and annual cash and long-term incentive compensation opportunities under the MICP (excluding special performance-conditioned equity awards). The sign-on equity awards granted to our Chief Executive Officer in 2010 and the special performance-conditioned RSUs granted to certain of our other named executive officers in 2012 are collectively referred to as the "special performance-conditioned equity awards." We refer to our stockholder-approved 2003 Incentive Compensation Plan, as amended and restated, as the "2003 Plan."

        The Company's executive compensation program is administered by the Compensation Committee of the Board, which is referred to in this section as the "Committee." The Committee is responsible for determining the compensation of the Company's Chief Executive Officer and other executive officers of the Company and for overseeing the Company's executive compensation and benefits programs.

Executive Summary

        The Committee believes that the Company's executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with the interests of stockholders. Other than base salary, the target compensation of our named executive officers is performance-based, with the realization of such compensation dependent upon the achievement of financial performance objectives designed to enhance stockholder value or tied to the price of our stock. The value associated with the sign-on equity awards granted to our Chief Executive Officer in 2010 and the special performance-conditioned RSUs granted to certain of our other named executive officers in 2012 (which are more fully described below) can only be realized if we meet challenging, multi-year adjusted EBITDA performance targets.

        The cash bonus paid to our named executive officers for 2012 reflected this pay-for-performance philosophy. Under the challenging MICP payout structure adopted for 2012, in order for the named executive officers with Company-wide responsibilities during 2012 (Messrs. Weil, Lipkin, J. Kennedy and Beason) to receive 100% of their target bonus opportunity, our revenue, attributable EBITDA and free cash flow needed to grow, on average, 12% versus the prior year. As shown below, although our 2012 revenue, attributable EBITDA and free cash flow grew by more than 9% on average relative to 2011 and we exceeded our internal 2012 free cash flow target, we only achieved approximately 95% of our 2012 internal revenue and attributable EBITDA targets. As a result, and as our compensation program was designed to do, the 2012 cash bonuses paid to our named executive officers with Company-wide responsibilities represented 84% of their target annual cash bonus opportunity.

					2012 MICP Results vs. 2011 MICP Results
	2011	2012
						2012 MICP Results (as a % of MICP Targets)
	MICP Results	Reported Results	MICP Targets	MICP Results(1)
Revenue	$862.9	$940.6	$983.0	$934.7	8.3%	95.1%
Attributable EBITDA	$315.3	$343.3	$364.5	$342.6	8.7%	94.0%
Free Cash Flow(2)	$209.2	$232.0	$222.7	$233.1	11.4%	104.7%

(1)
As indicated above, the 2012 revenue and attributable EBITDA amounts calculated for MICP purposes are less than the revenue and attributable EBITDA amounts reported in our earnings release dated March 11, 2013. See page 24 for additional detail as to how 2012 results were calculated for MICP purposes.

(2)
Free cash flow for MICP purposes (generally, attributable EBITDA less total capital expenditures) is defined differently than the free cash flow metric we report in our earnings releases (net cash provided by operating activities less total capital expenditures). The 2012 reported free cash flow indicated above reflects reported attributable EBITDA less reported total capital expenditures.

        The 2012 cash bonus paid to Mr. Chambrello, whose annual cash bonus opportunity is tied exclusively to the financial performance of our Asia-Pacific business, represented 12% of his annual cash bonus opportunity reflecting the disappointing performance of that business during 2012. In the case of the special performance-conditioned equity awards, the challenging 2012 adjusted EBITDA target was not achieved and, therefore, the portion of such awards linked to 2012 performance did not vest.

        Our "say on pay" proposal at our 2011 annual stockholders meeting was approved by more than 67% of the votes cast. As part of its on-going review of our executive compensation program, the Committee considers this result and has responded, and intends to continue to respond, to questions or concerns regarding our executive compensation program that are raised from time to time by our stockholders.

        The Committee has taken a number of recent actions that it believes address concerns expressed by certain proxy advisory firms and stockholders and should be positively received by our stockholders generally, including the following:

  •
  for 2011 bonuses, the Committee implemented a more challenging bonus payout structure under which the named executive officers with Company-wide responsibilities could realize their target bonus opportunity only if the Company exceeded the relevant budgeted amounts by, on average, more than 7%, and the Committee exercised discretion to reduce the payouts that were otherwise earned for 2011 under this more challenging structure;

  •
  as discussed above, for 2012 bonuses, the named executive officers with Company-wide responsibilities could realize their target bonus opportunity only if the Company achieved budgeted amounts that represented, on average, 12% year-over-year growth, and the Committee increased the amount by which attributable EBITDA had to exceed the budgeted amount in order for named executive officers to realize their maximum bonus opportunity;

  •
  the Committee did not award any discretionary cash bonuses to any named executive officer for 2011 or 2012;

  •
  in light of the Company's stock price and the limited availability of shares under the 2003 Plan, the Committee determined to reduce the value of the 2013 annual equity awards by 50% relative to the executives' equity award opportunity, following approximately 30% reductions in 2011 and 2012; and

  •
  we continue to seek ways to further refine our disclosure regarding compensation practices and decisions.

Compensation Program Highlights

  •
  At-risk pay.  Executive pay is substantially at risk because it largely consists of one or more types of performance-based compensation that vary in value based on our stock price, or that can only be earned upon achievement of pre-approved financial targets. The amount of at-risk pay as a percentage of target compensation of the named executive officers is shown below:

Executive	At-Risk Pay (as a % of Target Compensation)
Mr. Weil	75%
Mr. Chambrello	68%
Other Named Executive Officers	62%
  •
  MICP cash bonus program reviewed annually; payouts based entirely on financial performance.  The Committee reviews bonus program design each year with a view to realizing desired corporate objectives. In recent years, this review has focused on structuring a payout scale that the Committee has deemed appropriate in light of our growth objectives, the budgeted amounts for the year and our interest in managing incentive compensation costs. Annual MICP bonuses to the named executive officers are dependent entirely upon achievement of pre-approved financial performance targets, subject to discretionary reductions by the Committee based on individual performance or other factors. Annual MICP bonuses for named executive officers with Company-wide responsibilities have varied with the Company's financial performance over the past five years as follows:

2008	2009	2010	2011	2012
42%	23%	42%	101%	84%
  •
  Annual equity awards vary with stock price.  In light of our stock price and the interest in managing share usage under our 2003 Plan, the Committee has recently employed a practice under which annual equity awards are reduced by approximately 30% relative to an executive's target equity award opportunity if our stock price is between $10 and $15 at the time of grant (as was the case for the 2011 and 2012 awards) and by 50% if our stock price is below $10 at the time of grant (as was the case for the 2013 awards).

  •
  Special performance-conditioned equity awards with challenging, multi-year EBITDA targets.  50% of Mr. Weil's sign-on grant consisted of performance-conditioned options and RSUs that vest only upon achievement of challenging, multi-year adjusted EBITDA targets that increase 12.5% annually. In 2012, certain senior executives, including Messrs. Lipkin, J. Kennedy and Beason, were granted special performance-conditioned RSUs that vest only upon achievement of the same adjusted EBITDA performance targets applicable to Mr. Weil's sign-on grants.

  •
  Preservation of retention benefits of previously granted equity awards.  We recently amended the terms governing certain legacy equity awards held by certain senior executives and non-employee directors to preserve to the extent practicable certain of the retention benefits to the Company of such awards in the event that our largest stockholder acquires more than 40% of our outstanding voting securities, thereby triggering accelerated vesting of such awards under the 2003 Plan.

  •
  Independent compensation consulting firm.  The Committee benefits from its utilization of an independent compensation consulting firm, which provides no other services to the Company.

  •
  Annual risk assessment.  In 2012, as in previous years, the Committee concluded that our executive compensation programs do not encourage behaviors that would create risks reasonably likely to have a material adverse effect on the Company.

  •
  Premium-priced stock options.  A substantial portion of Mr. Weil's sign-on grant in 2010 consisted of stock options with an exercise price that is 12% higher than our stock price at the time of grant.

  •
  Perquisites.  In 2006, Committee eliminated most perquisites, including travel and company car allowances, for named executive officers.

  •
  No tax gross-ups.  We do not pay tax gross-ups on perquisites or on excise taxes associated with change in control benefits.

  •
  No above-market returns.  We do not offer preferential or above-market returns on compensation deferred by our executive officers.

  •
  Clawback policy.  Incentive compensation paid to most of our senior executives (including Messrs. Weil, Lipkin, Chambrello and J. Kennedy) is subject to recovery under any "clawback" policy that may be adopted by the Company.

  •
  No loans to executive officers.  We do not give personal loans to our executive officers.

Objectives and Components of Compensation Program

        The objectives of the executive compensation program are to attract and retain executive talent, foster excellent performance by executives whose contributions drive the success of the Company and create value for our stockholders. The program is structured to provide compensation packages that are competitive with the marketplace and is designed to offer rewards to executives based on Company and individual performance, to encourage long-term service and to align the interests of management and stockholders through incentives that encourage annual and long-term results.

        The principal components of the Company's compensation program consist of base salaries, annual performance-based incentive compensation, long-term incentive compensation and employment agreements that include severance and change of control arrangements. The following is a description of the Company's compensation elements and the objectives they are designed to support:

Element of Compensation	Rationale	Linkage to Compensation Objective
Base Salary	Provides fixed level of compensation	Attract and retain executive talent
Annual Incentive Compensation (cash bonuses)
Combined with salary, target level of annual incentive compensation provides an attractive total cash opportunity that incentivizes the achievement of the Company's financial goals

	Actual annual incentive compensation payout depends on Company and individual performance	Foster excellent business performance Align executive and stockholder interests by linking a portion of compensation to the annual performance of the Company Attract and retain executive talent
Long-Term Incentive Compensation (stock options, performance-conditioned RSUs and long-term cash incentives)
Target level of long-term incentive compensation provides a market- competitive equity opportunity

Conditioning the vesting of RSUs (and performance-conditioned stock options granted to the Chief Executive Officer) upon Company achievement of financial performance targets aligns executive pay with stockholder interests

Long-term cash incentive opportunity granted to the Chief Executive Officer—Asia-Pacific Region is directly linked to the appreciation in value of our Asia-Pacific business over a four-year period, subject to a cap
Align executive and stockholder interests by linking a portion of compensation to long-term Company performance

Foster excellent business performance that creates value for stockholders

Attract and retain executive talent

Encourage long-term service
Employment Agreements with Severance Provisions and Employment Agreements and Equity Incentive Plans with Change in Control Provisions
Severance provisions under employment agreements provide benefits to ease an employee's transition in the event of an unexpected employment termination by the Company due to changes in the Company's employment needs

	Change in control provisions under employment agreements and equity incentive plans encourage employees to remain focused on the best interests of the Company in the event of rumored or actual fundamental corporate changes	Attract and retain executive talent Encourage long-term service

        The Committee believes that a substantial portion of executive officer compensation should vary from year to year based on Company and individual performance. The Company's compensation policies are applied consistently to each of the named executive officers, although there are differences in the executive officers' base salary levels, bonus opportunities and equity award opportunities based on the relative responsibilities of the positions, the executive officers' relative importance to the success of the Company and, to some extent, the terms of the executive officers' employment agreements resulting from arm's-length negotiations. For example, the Chief Executive Officer has the highest base salary and bonus and equity award opportunities among the executive officers because the Committee views his position and performance as the most critical to the success of the Company. The annual and long-term incentive opportunities of the Chief Executive Officer—Asia-Pacific Region are based on the financial results of our Asia-Pacific business, consistent with the position's focus on growing that business.

CEO Compensation

        Mr. Weil's 2012 target compensation consisted of base salary, an opportunity to earn annual incentive compensation under the MICP and a grant of performance-conditioned RSUs subject to four-year vesting.

        A substantial portion of Mr. Weil's compensation opportunity consists of premium-priced stock options subject to four-year time vesting, special performance-conditioned stock options, RSUs subject to four-year time vesting and special performance-conditioned RSUs, which were awarded to Mr. Weil in late 2010 in connection with Mr. Weil becoming Chief Executive Officer. The performance-conditioned stock options and performance-conditioned RSUs are scheduled to vest at a rate of 20% per year, but only if the Company achieves challenging, multi-year performance targets that increase 12.5% annually (subject to certain "carryover" vesting provisions described below).

        Including the long-term incentive compensation opportunity represented by the sign-on equity awards granted in 2010, the Committee believes that Mr. Weil's overall compensation package, shown in the chart below, is well-aligned with the interests of our stockholders.

CEO—Asia-Pacific Region Compensation

        Mr. Chambrello's 2012 target compensation consisted of base salary and an opportunity to earn an annual incentive cash bonus under the MICP. A substantial portion of Mr. Chambrello's target compensation consists of his participation in our Asia-Pacific business incentive compensation program described below, which provides him with a long-term cash incentive opportunity directly tied to the growth of the Company's Asia-Pacific business during the four-year period ending December 31, 2014 (subject to a cap). This long-term cash incentive opportunity is provided to Mr. Chambrello in lieu of annual grants of equity awards and a portion of the annual incentive compensation opportunity that he would otherwise be eligible to receive.

        Including the long-term incentive compensation opportunity represented by the Asia-Pacific business incentive compensation program, the Committee believes that Mr. Chambrello's overall compensation package, shown in the chart below, is well-aligned with the interests of our stockholders.

Compensation of Other Named Executive Officers

        The target compensation of the other named executive officers consists of base salary, an opportunity to earn an annual incentive cash bonus under the MICP and a grant of performance-conditioned RSUs subject to four-year time vesting.

        We granted special performance-conditioned RSUs to certain key executives (including Messrs. Lipkin, J. Kennedy and Beason) in February 2012. These performance-conditioned RSUs are scheduled to vest at a rate of 25% per year, but only to the extent that the Company achieves the same challenging, multi-year performance targets applicable to Mr. Weil's sign-on performance-conditioned awards (subject to the same "carryover" vesting provisions).

        Including the long-term incentive compensation opportunity represented by the special performance-conditioned equity awards, the Committee believes that the overall compensation package of the other named executive officers, as shown in the chart below, is well-aligned with the interests of stockholders.

Base Salary

        The base salaries of the Company's executive officers are reviewed on an annual basis in light of the competitive marketplace, the executive officer's responsibilities, experience and contributions and internal equity considerations. Internal equity in this context means ensuring that executives in comparable positions are rewarded comparably.

        Certain of the named executive officers received salary increases in 2012, as shown below:

Executive	Salary Increase	Effective Date	New Salary Rate
Mr. Weil	$40,500	01/01/12	$1,540,500
Mr. Lipkin	$65,000	03/01/12	$550,000

        Mr. Weil's salary increase reflected an inflation adjustment of approximately 2.7%, which was provided in accordance with the terms of his employment agreement. The increase for Mr. Lipkin was approved in connection with an amendment of his employment agreement that extended the term of the agreement for three years, until December 31, 2015. As discussed below, Mr. J. Kennedy's salary was increased from $485,000 to $560,000 effective January 2013 in connection with his promotion to President, Printed Products.

Annual Incentive Compensation

        Annual cash bonuses under the MICP are based upon the Company's overall performance relative to financial targets approved for a given fiscal year and/or the financial performance of individual business units of the Company for executives directly involved with the operation of those units, as well as an assessment of the executive's performance and contribution, including factors not quantitatively measurable by financial results.

        If the applicable financial performance targets are met or exceeded, then participants are eligible to receive MICP cash bonuses based on a pre-established target percentage of their base salaries, which target percentage, for the named executive officers, ranges from 50% to 100% of base salary.

        The Company's annual incentive compensation program is designed to align the executives' bonus opportunities with the Company's growth objectives. Bonuses are earned under the MICP based on the Company's revenue, attributable EBITDA and free cash flow performance relative to pre-approved targets. The Committee reviews the bonus program design each year with a view to realizing desired corporate objectives and in light of the recommendations of the Chief Executive Officer. In recent years, this review has focused on structuring a bonus payout scale that the Committee deems appropriate in light of our growth objectives and the budgeted amounts for the year and our interest in managing incentive compensation costs.

        "Attributable EBITDA," which is substantially based on (but not identical to) the definition of "attributable EBITDA" that we report in our earnings releases, is defined as our consolidated EBITDA plus our share of the EBITDA of our strategic equity investments, subject to substantially the same adjustments contemplated by the EBITDA metric in our credit agreement and the EBITDA metric reported in our earnings releases, as well as certain additional adjustments in the discretion of the Committee (e.g., to take into account changes in applicable accounting rules during the year). The Committee has determined to use attributable EBITDA to promote consistency with the EBITDA-based metric that we publicly report and the EBITDA-based metric that determines our compliance with the financial covenants contained in our credit agreement. "Free cash flow" for MICP purposes is defined as attributable EBITDA less total capital expenditures (which include wagering systems expenditures and other intangible asset and software expenditures), subject to certain additional adjustments in the discretion of the Committee. Since 2011, revenue has been included as a third financial performance metric used in determining MICP bonuses.

        The Committee approved a revised bonus payout structure for 2012, under which achievement of the budgeted financial performance would result in the payout of 100% of a named executive officer's target bonus opportunity (rather than a payout of 55% of a named executive officer's target bonus opportunity, as was the case for 2011). The revised payout structure was approved based on the recommendation of the Chief Executive Officer and in light of relatively ambitious 2012 budget targets. For a named executive officer with Company-wide responsibilities to receive 100% of his target bonus opportunity, the corporate financial performance metrics used for MICP purposes needed to grow 12%, on average, relative to 2011.

        As in recent years, no portion of the 2012 MICP bonus attributable to a particular financial metric was payable unless at least 85% of the budgeted amount was achieved, and the payout percentage at this minimum threshold level was 35% of an executive's target bonus opportunity. Bonuses in excess of an executive's target bonus opportunity were payable only if consolidated attributable EBITDA exceeded the budgeted amount, whereas in prior years bonuses in excess of an executive's target bonus opportunity could be payable under certain circumstances if the other consolidated (or, in the case of business unit executives, business unit) metrics exceeded target amounts. The Committee approved this change based on the recommendation of the Chief Executive Officer, the relative importance of the consolidated attributable EBITDA metric as an indicator of the Company's performance and the view that any bonuses above target opportunity should be based on the Company's performance as a whole (and not just the performance of one or more business units). Had the Company achieved 110% of the budgeted amount for consolidated attributable EBITDA, the calculated bonus for each of the named executive officer with Company-wide responsibilities would have been multiplied by 130%. Had the Company achieved 120% of the budgeted amount for consolidated attributable EBITDA, the calculated bonus for these named executive officers would have been multiplied by 200%. The multiplier would have been applied ratably for consolidated attributable EBITDA achievement between 100% and 120% of budget. The 120% threshold for the maximum bonus payout was more demanding than in 2010 and 2011, when that threshold was set at 114% and 115%, respectively.

        The 2012 cash bonus amounts for the named executive officers with Company-wide responsibilities (Messrs. Weil, Lipkin, J. Kennedy and Beason) were determined based on attainment of the corporate financial performance targets for the three metrics (each metric weighted equally). The cash bonus amount for Mr. Chambrello was determined based on attainment of the financial performance targets for the Asia-Pacific business, with each of the three metrics weighted equally. Achievement of the budgeted financial performance would have resulted in a payout of 100% of Mr. Chambrello's target bonus opportunity.

        Based on the revised payout structure, the named executive officers had the following bonus opportunities under the MICP for 2012:

Executive	Threshold Bonus Opportunity (as a % of Base Salary)	Target Bonus Opportunity (as a % of Base Salary)	Maximum Bonus Opportunity (as a % of Base Salary)
Mr. Weil	35.0%	100.0%	200.0%
Mr. Lipkin	23.5%	67.0%	133.0%
Mr. Chambrello	17.5%	50.0%	50.0%
Mr. J. Kennedy	23.3%	66.7%	133.0%
Mr. Beason	23.3%	66.7%	133.0%

        The attributable EBITDA, revenue, and free cash flow targets set at the beginning of 2012 for corporate financial performance, the actual results achieved and the applicable payout percentages, are shown below:

						2012 Results (for MICP purposes)
		% of Target Bonus Opportunity
							Actual Payout %
		35%	100%	130%	200%	$
Revenue	Target ($)	$835.6	$983.0			$934.7	78.7%
	% of Budget	85%	100%			95.1%
Attributable EBITDA	Target ($)	$309.8	$364.5	$401.0	$437.4	$342.6	74.0%
	% of Budget	85%	100%	110%	120%	94.0%
Free Cash Flow	Target ($)	$189.3	$222.7			$233.1	100%
	% of Budget	85%	100%			104.7%

(1)
2012 revenue for MICP purposes excluded approximately $4.0 million of revenue from SG Provoloto, S. de R.L. de C.V. ("Provoloto"), which we acquired in June 2012, $1.2 million of revenue from ADS/Technology and Gaming Limited ("ADS"), which we acquired in June 2012, and $0.6 million of revenue from the assets of Parspro.com ehf ("Parspro"), which we acquired in July 2012.

(2)
2012 attributable EBITDA for MICP purposes excluded approximately $5.9 million of unbudgeted restructuring costs relating to the closure of the Company's Australia printing plant, approximately $3.8 million of unbudgeted merger and acquisition advisory costs and business development fees and expenses, approximately $1.0 million of unbudgeted restructuring charges relating to our Barcrest Group Limited subsidiary, approximately $0.2 million of net unbudgeted expenses relating to certain royalty payments, non-cash writeoffs and accounting adjustments, and approximately $1.2 million in general severance and management transition expenses, as well as approximately $0.6 million of attributable EBITDA from Provoloto, ADS and Parspro. The 2012 attributable EBITDA amount for MICP purposes ($342.6 million) is slightly less than the 2012 attributable EBITDA amount reported in our earnings release dated March 11, 2013 ($343.3 million).

(3)
Free cash flow for MICP purposes (generally, attributable EBITDA less total capital expenditures) is defined differently than the free cash flow metric we report in our earnings releases (net cash provided by operating activities less total capital expenditures). 2012 free cash flow for MICP purposes includes approximately $11.2 million in budgeted capital expenditures not made in 2012 but contemplated to be made in later periods. 2012 free cash flow for MICP purposes excludes approximately $8.2 million unbudgeted costs related to a customer in our Lottery Systems segment, approximately $3.2 million of unbudgeted capital expenditures related to leasehold improvements for a building in our Gaming segment, approximately $1.0 million of unbudgeted deferred contract costs related to a customer in our Printed Products segment and approximately $0.6 million related to unbudgeted capital expenditures related to our Provoloto, ADS and Parspro acquisitions.

        Based on the Company's financial performance described above (or, in the case of Mr. Chambrello, the financial performance of our Asia-Pacific business), the Committee approved MICP cash bonuses for 2012 as shown below:

Executive	Bonus Award	Award as a % of Target Bonus	Award as a % of Salary
Mr. Weil	$1,297,497	84%	84%
Mr. Lipkin	$304,258	84%	56%
Mr. Chambrello	$60,303	12%	6%
Mr. J. Kennedy	$272,466	84%	56%
Mr. Beason	$272,466	84%	56%

        For 2013 bonuses (payable, if at all, in early 2014), the Committee determined, upon the recommendation of the Chief Executive Officer, that achievement of budgeted financial performance would result in an eligible payout of 85% of a named executive officer's target bonus opportunity (rather than 100% as in 2012). A payout of 100% of a named executive officer's target bonus opportunity would require achievement of 105% of budgeted financial performance. Bonuses in excess of 100% of target opportunity would be payable only if the Company's attributable EBITDA exceeds 105% of the budgeted amount. The named executive officers and certain other executives would be eligible for bonuses of up to 200% of their target bonus opportunities upon achievement of 120% of the Company's budgeted attributable EBITDA. In light of his promotion in 2013 to President, Printed Products, two-thirds of Mr. J. Kennedy's 2013 bonus will be based on the performance of our Printed Products business unit and one-third of such bonus will be based on consolidated performance (with each of the three metrics weighted equally).

Long-Term Incentive Compensation

        The Company's executive officers receive long-term incentive compensation awards, such as stock options and RSUs, primarily under the stockholder-approved 2003 Plan, which links their compensation with the long-term performance of the Company, aligns their interests with stockholders and encourages long-term service. Each year, eligible executives have the opportunity to receive equity awards based on a formula approved by the Committee. Under the current equity award opportunity guidelines, eligible participants in the MICP have a target annual equity award opportunity equal to a designated percentage of their base salary (with the actual award determined in the discretion of the Committee). As in prior years, the target equity award opportunity for 2012 was based on the participant's annual bonus opportunity, as shown below for the named executive officers:

Executive	Target Annual Bonus Opportunity (Value as a % of Salary)	Target Equity Award Opportunity (Value as a % of Salary)
Mr. Weil(1)	100.0%	200%
Mr. Lipkin	67.0%	95%
Mr. Chambrello(2)	50.0%	0%
Mr. J. Kennedy	66.7%	95%
Mr. Beason	66.7%	95%

(1)
Mr. Weil has a target equity award opportunity of 200%; however, Mr. Weil was not contractually entitled to an annual equity award in 2012 under the terms of his amended employment agreement.

(2)
Under the terms of his amended employment agreement, Mr. Chambrello is not contractually entitled to receive an annual award of RSUs or options in light of his participation in a long-term incentive program tied to the appreciation in value of our Asia-Pacific business, which is described in more detail below.

  Annual Equity Awards

        In prior years, the Committee has awarded 50% of the value of the annual equity award in the form of stock options and 50% of the value of the annual equity award in the form of RSUs. With respect to the annual equity awards for 2012, the Committee determined to grant the awards entirely in RSUs (with performance conditions, in the case of the named executive officers and certain other senior executives) to further the objective of preserving available shares under the 2003 Plan in order to facilitate the operation of our equity compensation program over the near-term, and prioritized this objective over some of the other considerations reflected in its prior practice of applying an equal allocation of value between stock options and RSUs.

        In light of our stock price and the interest in preserving available shares under the 2003 Plan, the Committee has recently employed a practice under which annual equity awards are reduced by approximately 30% relative to an executive's target equity award opportunity if our stock price is between $10 and $15 at the time of grant and by 50% if our stock price is below $10 at the time of grant. Accordingly, as it did in 2011, the Committee approved a reduction in the value of the 2012 annual equity awards by 30% relative to the executives' equity award opportunities.

        In 2012, each of the named executive officers (except for Mr. Chambrello, for the reasons noted above, and Mr. Weil) received RSUs based on his equity award opportunity and the discount described above. The Committee determined to make a special award of RSUs to Mr. Weil in recognition of his leadership in 2011, which included the development of a three-year strategic plan, the realignment of our management structure and the strengthening of our senior leadership team through new hires and changes in responsibilities, and in light of the growth in key financial metrics during 2011. The RSUs are scheduled to vest over a period of four years subject to the satisfaction of financial performance criteria. Information regarding these equity awards is set forth below:

Executive	Date of Grant	RSUs	Vesting Schedule
Mr. Weil	02/22/2012	75,000	4 years
Mr. Lipkin	02/22/2012	28,993	4 years
Mr. J. Kennedy	02/22/2012	25,567	4 years
Mr. Beason	02/22/2012	25,567	4 years

        The RSUs awarded to the eligible named executive officers in 2012 were subject to achievement of 2012 financial performance criteria (revenue of at least $884.7 million, attributable EBITDA of at least $328.1 million or free cash flow of at least $200.3 million). In March 2013, the Committee determined that the performance condition had been met, resulting in the vesting of the first 25% increment of these RSUs. The balance of these awards is scheduled to vest in equal installments on each of the second through fourth anniversaries of the grant date, subject to service requirements.

        In light of the Company's stock price and the interest in preserving available shares, the Committee determined to reduce the value of the 2013 annual equity awards by 50% relative to the executives' equity award opportunities.

  Special Performance-Conditioned Equity Awards

        In connection with Mr. Weil becoming Chief Executive Officer at the end of 2010, the Company awarded Mr. Weil sign-on equity awards consisting of:

  •
  one million premium-priced stock options with an exercise price of $9.00 per share (representing an approximately 12% premium to the market value of the Company's stock on the date of grant) and a ten-year term;

  •
  one million RSUs subject to time vesting over four years, with 25% vesting on December 31, 2011 and on each of the next three anniversaries of such date;

  •
  one million performance-conditioned stock options with an exercise price of $8.06 per share (representing the market value of the Company's stock on the date of grant) and a ten-year term; and

  •
  one million performance-conditioned RSUs.

        The performance-conditioned stock options and performance-conditioned RSUs are scheduled to vest at the rate of 20% per year but only if the Company's "adjusted EBITDA" for a particular year equals or exceeds the adjusted EBITDA targets shown below, with the actual vesting date to be March 15 of the following year, assuming the target is met:

Year	Adjusted EBITDA Target
2011	$315 million
2012	$354 million
2013	$399 million
2014	$448 million
2015	$504 million

        The targets reflect an annual growth rate of approximately 12.5% over the five-year performance period. The portion of the performance-conditioned equity awards linked to 2012 performance did not vest, as the Company's 2012 adjusted EBITDA of $328.4 million was less than the target of $354 million. "Adjusted EBITDA" for purposes of the performance-conditioned equity awards is not the same as the EBITDA metric for purposes of the Company's credit agreement or the MICP, or the EBITDA metric reported in the Company's earnings releases. The adjusted EBITDA targets are neither a projection made by the Company nor indicative of the Company's future financial performance.

        Vesting of the performance-conditioned stock options and performance-conditioned RSUs is also subject to "carryover" provisions intended to provide Mr. Weil with continued incentives if these challenging performance targets are achieved in later years than those specified above. Although the adjusted EBITDA target for 2012 was not achieved, the $315 million adjusted EBITDA target for 2011 was achieved during 2012, resulting in 50% of the first tranche of the awards (or 100,000 stock options with an exercise price of $8.06 per share and 100,000 RSUs) vesting on March 15, 2013.

        In the event the aggregate consideration paid by the Company in connection with acquisitions in any year exceeds $75 million (as such threshold may be increased to the extent that acquisitions in prior years did not exceed such annual threshold), the incremental EBITDA resulting from each such acquisitions will be included in adjusted EBITDA subject to reduction during each applicable year by: (1) the annual interest cost for such year on the proceeds of any debt used to finance any such acquisition; provided that, in any year subsequent to the year of such acquisition, such debt shall be deemed to be repaid (and, accordingly, such interest cost will be appropriately reduced) in an amount equal to the free cash flow generated by the Company in the immediately preceding year that is attributable to such acquisition; (2) a "deemed" annual interest cost on any equity used as consideration to make such acquisition; and (3) an amount equal to the capital expenditures of the relevant business during the four quarters prior to the acquisition.

        The performance-conditioned stock options will expire, and the performance-conditioned RSUs will be forfeited, on March 15, 2016 to the extent that such awards remain unvested on such date. Performance-conditioned stock options that have vested by March 15, 2016 will expire ten years from the date of grant.

        In February 2012, the Company granted approximately 494,000 RSUs to certain senior executives (including 78,597 RSUs to Mr. Lipkin, 65,000 RSUs to Mr. J. Kennedy and 55,000 RSUs to Mr. Beason), which awards have a four-year vesting schedule, with 25% scheduled to vest on March 15 of 2013 through 2016, but only if the Company's "adjusted EBITDA" for a particular year equals or exceeds the adjusted EBITDA targets for 2012 through 2015 that apply to Mr. Weil's performance-conditioned awards, as shown above. Vesting of these special performance-conditioned RSUs is subject to "carryover" provisions that are substantially identical to those applicable to the performance-conditioned equity awards granted to Mr. Weil in connection with the December 2010 amendment to his employment agreement, and are intended to provide the senior executives with continued incentives if these challenging performance targets are achieved in later years than those specified above. The performance-conditioned RSUs were awarded to the senior executives to further incentivize the senior executives to achieve challenging long-term growth objectives, to closely align these objectives with those of Mr. Weil and for retention and internal equity purposes. As noted above, none of the special performance-conditioned RSUs described in this paragraph vested in March 2013 because the Company's 2012 adjusted EBITDA of $328.4 million was less than the target of $354 million.

  Asia-Pacific Business Incentive Compensation Program

        In lieu of receiving any annual equity award, Mr. Chambrello participates in a long-term incentive compensation plan along with certain other key personnel who are involved in the Company's business in China (and potentially other jurisdictions in the Asia-Pacific region) (the "Asia-Pacific Business"). The plan is designed to promote the creation of long-term value for the Company's stockholders by directly linking participants' compensation under the plan to the appreciation in value of the Asia-Pacific Business. Under the terms of the plan, participants are eligible to receive, in the aggregate, up to 7.5% of the growth in the value of the Asia-Pacific Business (the "final appreciation amount"), subject to a cap of (1) $50 million, in the event a specified Asia-Pacific Business liquidity event (generally, an initial public offering or strategic investment by a third party involving the Asia-Pacific Business) occurs prior to the end of 2014, and (2) $35 million, in the event such a liquidity event does not occur by the end of 2014. Mr. Chambrello is eligible to receive 36.7% of the potential incentive compensation pool under the plan.

        In the event an Asia-Pacific Business liquidity event does not occur prior to December 31, 2014, the final appreciation amount will be calculated by subtracting the "initial valuation" (i.e., the attributable EBITDA of the Asia-Pacific Business for 2010 multiplied by the Company's attributable EBITDA multiple based on its 2010 financial results (the "initial multiple"), less the net debt of the Asia-Pacific Business at the end of 2010) from the "final valuation" (i.e., the attributable EBITDA of the Asia-Pacific Business for 2014 multiplied by a specified attributable EBITDA multiple that increases as attributable EBITDA increases, less the net debt of the Asia-Pacific Business at the end of 2014). This amount is subject to downward adjustment to take into account capital expenditures and investments related to the Asia-Pacific Business over the four-year period and upward adjustment to take into account any dividends from the Asia-Pacific Business over the four-year period.

        In the event an Asia-Pacific Business liquidity event occurs prior to the end of 2014, the final appreciation amount will be calculated by multiplying any increase in attributable EBITDA of the business over the four-year period by the "final multiple" (which, in the case of an initial public offering, will be measured by reference to the public traded stock price at the end of 2014), and adding to this amount the attributable EBITDA of the Asia-Pacific Business for 2010 multiplied by 5.1 (or, if less, the amount by which the applicable "final multiple" exceeds the "initial multiple"). This amount is subject to downward adjustment to take into account the net debt of the Asia-Pacific Business at the end of 2014, and capital expenditures and investments related to the Asia-Pacific Business over the four-year period, and an upward adjustment to take into account any dividends from the Asia-Pacific Business over the four-year period.

        As of December 31, 2012, an amount equal to $1.9 million has been accrued for awards to Mr. Chambrello and other participants under the Asia-Pacific Business incentive compensation plan. Final awards under this plan will depend on, among other factors, financial results of 2013 and 2014, as well as whether or not an Asia-Pacific Business liquidity event occurs prior to the end of 2014.

        For additional information regarding the terms of the plan, see the full text of the plan available as an exhibit to the Current Report on Form 8-K filed by the Company with the SEC on December 3, 2010.

Retirement Plans

        Executive officers are eligible to participate in our 401(k) retirement plan under the same rules that apply to other employees. Under the plan, eligible employees of the Company and our U.S. subsidiaries may elect to defer a percentage of their compensation each year subject to plan limits and caps imposed by the Internal Revenue Service ("IRS") (maximum contributions of $17,000 for 2012, $22,500 if over age 50). The Company makes matching contributions of 37.5 cents on the dollar for the first 6% of participant contributions (for a match of up to 2.25% of eligible compensation).

        We also have a non-qualified deferred compensation plan that enables executive officers and other eligible employees to defer receipt of up to 50% of their base salary and up to 100% of their annual bonus under the MICP during their employment or for certain specified minimum deferral periods. Non-employee directors may also defer their director fees and other cash compensation payable for director services under this plan. The Company does not make any matching or profit sharing contributions under this plan. Accounts are maintained for participants, who elect to have their deferrals mirror the performance of investment options that we may offer from time to time. Although we have established a rabbi trust to assist us in meeting our obligations under the plan, account balances under the plan are unsecured under rules of the IRS and remain part of the Company's general assets until distributed to the participants. The value of participant deferrals is based solely on the performance of the investment options that they select. The Company does not guarantee any minimum return on those investments.

        Additional information regarding the non-qualified deferred compensation plan and the amounts contributed by the named executive officers is set forth below under "Non-Qualified Deferred Compensation."

Role of Management

        The Committee works directly with our Chief Human Resources Officer on our executive compensation program and receives recommendations from the Chief Executive Officer and other senior management regarding the compensation of executive officers.

Role of Compensation Consultant

        The Committee has the sole authority to select and retain outside compensation consultants or any other consultants, legal counsel or experts to provide independent advice and assistance in connection with the execution of its responsibilities. The Committee has engaged Compensation Advisory Partners, LLC ("CAP") to provide independent advice regarding executive and director compensation and other matters in the execution of the Committee's duties.

        At the Committee's request, CAP assisted the Committee during 2012 by:

  •
  attending scheduled meetings of the Committee and providing advice and context on matters discussed in the meetings;

  •
  advising on alternatives to existing equity grant practices in light of the Company's stock price and the limited availability of shares under the Company's equity incentive plans;

  •
  reviewing market practice and advising on alternative designs for long-term incentive programs;

  •
  advising the Committee on legal and regulatory developments regarding compensation committee independence and compensation committee consultant independence;

  •
  advising on the design of annual incentives under the MICP; and

  •
  assisting in the review of the Company's compensation policies and practices, with a focus on incentive programs, from a risk management perspective.

        The Committee's compensation consultant generally attends meetings of the Committee, is available to participate in executive sessions and communicates directly with the Committee's chairman or its other members outside of meetings. The compensation consultant was retained by and reports directly to the Committee, which determines the scope of requested services and approves fee arrangements for its work.

        In October 2012, the Committee reviewed the independence of CAP in light of the criteria set forth in the final rules that were issued by the SEC in June 2012. In light of that review, the Committee determined that no conflicts of interest exist that interfere with the independence of CAP and is satisfied that CAP is fully able to provide to the Committee independent advice regarding executive and director compensation.

Equity Grant Practices

        The Committee generally considers the grant of equity awards, including stock options and RSUs, at regularly scheduled meetings that are normally scheduled in the prior year. The exercise price for option grants is determined by calculating the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. An award that is approved for a new hire would generally not be deemed granted until the date the employee begins employment. As an administrative convenience, the Committee has delegated to the Chief Executive Officer the authority to grant awards to new hires and other employees who are not executive officers between Committee meetings, within designated award levels, subject to reporting to the Committee at the Committee's next scheduled meeting.

Compensation Program as It Relates to Risk

        The Company's management and the Committee, with the assistance of the Committee's independent compensation consultant, periodically review the Company's compensation policies and practices, focusing particular attention on incentive programs, so as to ensure that they do not encourage excessive risk taking by the Company's employees. Specifically, this review includes the cash and equity components of the MICP (in which executives generally participate) and the Company's local cash bonus and commission plans (in which other employees participate). As discussed below, the cash bonus programs are generally designed to reward achievement of annual results when measured against performance metrics, whereas the equity incentive program is designed to link a portion of compensation to long-term Company performance. Management and the Committee do not believe that the Company's compensation programs create risks that are reasonably likely to have a material adverse impact on the Company for the following reasons:

  •
  our incentive programs generally balance short- and long-term incentives, with a significant percentage of total compensation for the senior executive team provided in the form of incentive compensation focused on long-term performance;

  •
  the MICP and many of our local bonus plans (which often "mirror" the MICP) use multiple financial performance metrics that encourage executives and other employees to focus on the overall health of the business rather than on a single financial measure;

  •
  a qualitative assessment of individual performance is generally a key component of individual compensation payments;

  •
  cash bonuses under the MICP, local bonus plans and the Asia-Pacific Business incentive compensation program are generally capped;

  •
  incentive compensation paid to Messrs. Weil, Lipkin, Chambrello and J. Kennedy (including compensation paid under the Asia-Pacific Business incentive compensation program) is subject to recovery under any "clawback" policy that may be adopted by the Company;

  •
  executive officers and certain other key employees must obtain permission from the Company's Vice President—Worldwide Legal Affairs to sell any shares, even during an open trading period;

  •
  Board and management processes are in place to oversee risk associated with the MICP and local bonus plans, including periodic business performance reviews by management and regular bonus accrual updates to the Committee; and

  •
  the Company's risk management processes—including the Company's enterprise risk management program, Code of Business Conduct (and related training), strong ethics and compliance function that includes suitability reviews of customers and other persons and entities with which the Company does business, internal approval processes and legal department review of contracts—mitigate undue risk-taking.

Employment Agreements; Severance and Change in Control Arrangements

        We have entered into employment agreements with our executive officers. The agreements specify duties and minimum compensation commitments. The agreements also provide for severance benefits in certain circumstances and impose restrictive covenants that relate to, among other things, confidentiality and competition. The Committee believes that employment agreements with our executive officers are desirable as a means to attract executive talent, to encourage long-term service, to obtain a measure of assurance as to the executive's continued employment in light of prevailing market competition, to impose the restrictive covenants described above and, where practicable, to provide comparable severance and other terms and conditions to similarly situated executives.

        The severance protection provided under employment agreements assists the Company in attracting and retaining executives and is designed to ease an executive's transition in the event of an unexpected termination by the Company due to changes in the Company's employment needs. Severance provisions that are included in the agreements do not generally enhance an employee's current income, and therefore are generally independent of the direct compensation decisions made by the Committee from year to year.

        The employment agreements with our named executive officers provide for enhanced severance payments if their employment were terminated in connection with a change in control (as defined in the agreements). The Committee views these enhanced severance provisions as appropriate because they encourage executives to remain focused on the Company's business in the event of rumored or actual fundamental corporate changes, allow executives to assess potential change in control transactions objectively without regard to the potential impact on their own job security and are not triggered in connection with a change in control unless an executive's employment is terminated without "cause" or the executive terminates for "good reason" within certain timeframes.

        The Company has change in control provisions in its equity incentive plans such that unvested stock options and other equity awards would generally accelerate upon a change in control (as defined in the plans). These provisions apply to all plan participants. The Committee believes that these provisions are appropriate since an employee's position could be adversely affected by a change in control even if he or she is not terminated.

Amended Employment Agreement with Mr. Lipkin

        In April 2012, the Company entered into an amended employment agreement with Jeffrey S. Lipkin, the Company's Senior Vice President and Chief Financial Officer, which extended the term of Mr. Lipkin's employment agreement to December 31, 2015, subject to automatic renewals for one additional year at the end of the term and each anniversary thereof unless timely notice of non-renewal is given. Under the amended agreement, Mr. Lipkin's base salary was increased to $550,000 per annum. Mr. Lipkin's amended employment agreement provides that he will have an annual target bonus opportunity equal to 67% of his base salary and a maximum bonus opportunity equal to 133% of his base salary, and that he will be eligible to receive an annual grant of stock options or other equity awards in the discretion of the Compensation Committee under applicable plans and programs for senior executives.

        The amended agreement generally reduces the compensation and benefits that would be payable to Mr. Lipkin under the various termination events contemplated by the agreement. In particular, in the event of Mr. Lipkin's death, his beneficiary or estate would no longer be entitled to receive a payment equal to Mr. Lipkin's base salary. In the event Mr. Lipkin is terminated due to his "total disability" (as such term is defined in the agreement), he would be entitled to receive an amount equal to his base salary (less any disability payments provided under the Company's disability plans) and payment of COBRA premiums for 12 months, but he would no longer be entitled to a bonus amount for the year of termination or a "severance bonus amount" (i.e., an amount equal to the highest annual incentive compensation paid to Mr. Lipkin in respect of the two most recent fiscal years but not more than his target bonus for the then-current fiscal year).

        If Mr. Lipkin's employment is terminated by the Company "without cause" or by Mr. Lipkin for "good reason" (as such terms are defined in the agreement), Mr. Lipkin's regular MICP equity awards would vest but not other awards such as the performance-conditioned RSUs described above under "—Long-Term Incentive Compensation—Special Performance-Conditioned Equity Awards" (which would be forfeited). In the event the agreement expires at the end of its term by virtue of the Company providing notice of non-renewal of the agreement, Mr. Lipkin would be entitled to receive an amount equal to 75% (rather than 100%) of the sum of his base salary and severance bonus amount and vesting of 50% of his regular MICP equity awards (but not other awards, which would be forfeited).

        Mr. Lipkin's amended employment agreement also contains, among other things, covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 12 months after termination (reduced from 18 months). Incentive-based compensation and benefits provided under the agreement will be subject to recovery under any "clawback" policy that may be adopted by the Company. The revised terms of Mr. Lipkin's employment agreement, including the higher salary, were the result of arm's length negotiations and were approved by the Committee in light of its interest in extending the term of Mr. Lipkin's employment agreement until December 31, 2015 so as to allow the Company to continue to benefit from Mr. Lipkin's strengths in managing the Company's financing activities, advising on and executing strategic transactions and overseeing the Company's finance and investor relations departments.

Employment Agreement with Mr. J. Kennedy

        In December 2012, the Company entered into an employment agreement with James C. Kennedy effective January 1, 2013. The term of Mr. J. Kennedy's employment agreement is scheduled to expire on December 31, 2015, subject to automatic renewals for one additional year at the end of the term and each anniversary thereof unless timely notice of non-renewal is given. Effective January 2013, Mr. J. Kennedy assumed the position of President, Printed Products, in addition to his existing role as Chief Marketing Officer. Under the agreement, Mr. J. Kennedy's base salary was set at $560,000 per annum. He will have an annual target bonus equal to 66.7% of his base salary and maximum bonus opportunity equal to 133% of his base salary, and will be eligible to receive an annual grant of stock options or other equity awards in the discretion of the Compensation Committee under applicable plans and programs for senior executives. Mr. J. Kennedy received a sign-on equity award comprised of 30,000 RSUs with a four-year vesting schedule.

        If Mr. J. Kennedy's employment is terminated by the Company "without cause" or by Mr. J. Kennedy for "good reason" (as such terms are defined in the agreement), Mr. J. Kennedy would be entitled to receive a cash MICP bonus amount for the year of termination, an amount equal to the sum of his base salary and "severance bonus amount" (i.e., an amount equal to the highest annual incentive compensation paid to Mr. J. Kennedy in respect of the two most recent fiscal years but not more than his target bonus for the then-current fiscal year) and payment of COBRA premiums for 12 months from the date of his termination. If Mr. J. Kennedy's employment is terminated by the Company "without cause" or by him for "good reason" in connection with a "change in control" (as such terms are defined in the agreement), then he would be entitled to receive the benefits described in the preceding sentence, except that he would receive two times the sum of his base salary and severance bonus amount. In the event Mr. J. Kennedy is terminated due to his "total disability" (as such term is defined in the agreement), he would be entitled to receive an amount equal to his base salary (less any disability payments provided under the Company's disability plans). In the event the employment agreement expires at the end of its term, Mr. J. Kennedy would be entitled to receive full vesting of any unvested options and RSUs granted prior to January 1, 2013.

        Mr. J. Kennedy's employment agreement also contains, among other things, covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 18 months after termination. Incentive-based compensation and benefits provided under the agreement will be subject to recovery under any "clawback" policy that may be adopted by the Company. The revised terms of Mr. J. Kennedy's employment agreement, including the higher salary, were the result of arm's length negotiations and were approved by the Committee in light of Mr. Kennedy's assumption of additional responsibilities as President, Printed Products (while retaining his Chief Marketing Officer responsibilities) and the extension of the term of Mr. J. Kennedy's agreement until December 31, 2015.

Certain Amendments to Equity Awards

        Under the original terms of the stockholder-approved 2003 Plan, the vesting of stock options and RSUs would generally accelerate upon certain events, including an event in which a person becomes the beneficial owner of 40% of more of our voting securities. At our 2011 annual meeting of stockholders, our stockholders approved certain amendments to the 2003 Plan, including an amendment pursuant to which the vesting of equity awards granted under the 2003 Plan after June 7, 2011 (the date of the meeting) would not accelerate in the event that our largest stockholder, MacAndrews & Forbes Holdings Inc. (or certain related persons), acquired more than 40% of our outstanding voting securities (a "Percentage Ownership Event"). The amendment did not apply to stock options or RSUs granted under the 2003 Plan prior to June 7, 2011 as any such amendment affecting then outstanding awards would have required the consents of the holders of such awards under the terms of the 2003 Plan. Accordingly, under the current terms of the 2003 Plan, the vesting of equity awards granted prior to June 7, 2011 would generally accelerate in the event of a Percentage Ownership Event. Based on filings with the SEC, MacAndrews & Forbes Holdings Inc. (and certain related persons) currently hold approximately 38% of the Company's voting securities currently outstanding, which percentage reflects an increase in recent months due to repurchases by the Company of its outstanding common stock.

        On April 19, 2013, the Company entered into amendments to the terms of stock options and RSUs granted prior to June 7, 2011 under the 2003 Plan to certain senior executives (including our named executive officers) of the Company and members of the Board. The amendments were designed to preserve to the extent practicable certain of the retention benefits to the Company of such awards in the event of the occurrence of a Percentage Ownership Event, whether due to additional repurchases by the Company of its common stock or otherwise. Under the terms of the amendments, holders of unvested stock options and unvested RSUs with performance conditions that have not been fully satisfied have agreed that such equity awards will not accelerate in the event of a Percentage Ownership Event. Instead, such awards will continue to vest (if at all) in accordance with their original vesting schedules and otherwise be subject to the terms applicable to such awards without regard to a Percentage Ownership Event.

        With respect to other RSUs granted prior to June 7, 2011, the holders have agreed to certain transfer restrictions and forfeiture provisions that are designed to replicate to the extent practicable the original vesting provisions of such awards without regard to a Percentage Ownership Event. In particular, under the terms of the amendments, in the event of a Percentage Ownership Event, such RSUs will vest in accordance with the terms of the 2003 Plan, with 50% (or a higher percentage if the holder is subject to a higher applicable tax withholding rate) of the underlying shares to be delivered to the holder without restriction (which unrestricted shares are designed to be sufficient to allow the holder to satisfy applicable taxes) and with the remaining underlying shares (the "Restricted Shares") to be delivered to the holder subject to transfer restrictions and forfeiture provisions. Pursuant to these restrictions, the holder has agreed not to transfer or otherwise dispose of the Restricted Shares until the earliest to occur of:

  •
  such time as the corresponding RSUs would have vested in accordance with the original vesting schedule (without regard to any Percentage Ownership Event);

  •
  termination of the holder's employment under specified circumstances (e.g., an involuntary termination) (or, in the case of non-employee directors, the director ceasing to serve on the Board due to death or disability); and

  •
  any event that would have accelerated vesting of such RSUs under the terms of the Plan, the applicable award agreement or the holder's employment agreement (other than such Percentage Ownership Event).

        Under the terms of the amendments, in the case of a holder who is a senior executive, the Restricted Shares that remain subject to the foregoing transfer restrictions will generally be forfeited upon termination of the employment of the holder by the Company for "cause" or, prior to the expiration of the current term of the holder's employment agreement, by the holder not for "good reason". In the case of non-employee directors, the Restricted Shares that remain subject to the foregoing transfer restrictions will be forfeited upon the director ceasing to serve on the Board (other than due to death or disability).

        In the case of certain of the senior executives who have entered into such amendments, the shares underlying the RSUs that would vest upon a Percentage Ownership Date will not be immediately delivered for reasons related to Section 409A of the Internal Revenue Code of 1986. These holders have agreed that, until such underlying shares are delivered, the vested RSUs will be subject to transfer restrictions and forfeiture provisions and, if such underlying shares are delivered to these holders at a time when they are employees of the Company (or a subsidiary thereof) but before the RSUs otherwise would have vested, the transfer restrictions and forfeiture provisions described above will apply.

        The table below sets forth certain information regarding the equity awards covered by the amendments entered into by the holders listed below.

Holder	Options(1)	Performance- Conditioned RSUs(1)	Time-Vesting RSUs(2)
A. Lorne Weil	1,400,000	900,000	540,303
Jeffrey S. Lipkin	16,865	—	25,175
Michael R. Chambrello	—	—	29,569
James C. Kennedy	16,865	—	20,717
Steven W. Beason	15,231	—	15,962
Peter A. Cohen	—	—	4,246
Gerald J. Ford	—	—	4,246
David L. Kennedy	56,735	—	32,456
Ronald O. Perelman	—	—	4,246
Michael J. Regan	—	—	4,246
Barry F. Schwartz	—	—	4,246

(1)
Awards will not accelerate upon a Percentage Ownership Event.

(2)
Awards will accelerate upon a Percentage Ownership Event but a portion (generally, 50%) of the underlying shares will become subject to certain transfer restrictions and forfeiture provisions.

        After giving effect to the amendments, in the event of a Percentage Ownership Event, approximately 155,263 unvested options (with an average weighted exercise price of $9.99) and 1,326,421 unvested RSUs held by a total of 168 employees, directors, and consultants would vest (with 779,870 shares underlying such vested RSUs becoming subject to the foregoing transfer and forfeiture provisions pursuant to the amendments). Based on the number of unvested equity awards currently outstanding, the Company anticipates that it would incur approximately $11.5 million of stock-based compensation expense in the event a Percentage Ownership Event occurs.

Factors Affecting Compensation

Tax Deductibility of Executive Compensation

        In implementing the Company's compensation programs, the Committee's general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code, which limits a public company's tax deduction for certain compensation in excess of $1.0 million paid to the chief executive officer and certain of the other highest paid executive officers. The Committee has taken steps so that annual bonuses under the MICP as well as stock options and RSUs granted to senior executive officers will generally qualify as "performance-based" compensation, which is excluded from the $1.0 million deductibility cap imposed under Section 162(m). Some forms of compensation, however, such as salary, guaranteed minimum bonuses and RSUs awarded without performance-based vesting conditions do not qualify for tax deductibility in amounts in excess of $1.0 million per year. While the Committee generally seeks to take advantage of favorable tax treatment in implementing the Company's executive compensation programs, the Committee has authorized and may in the future authorize compensation that does not qualify for tax deductibility in circumstances in which the Committee believes it is necessary or appropriate to give priority to other objectives of the Company.

Accounting Considerations

        The Committee considers accounting implications with respect to the executive compensation program, including the estimated cost for financial reporting purposes of equity compensation and the aggregate grant date fair value of equity compensation computed in accordance with FASB ASC Topic 718.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company's management. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Peter A. Cohen, Chairman Barry F. Schwartz Paul M. Meister

Summary Compensation Table

        The table below shows the compensation of the Chairman and Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers who were serving as executive officers on December 31, 2012. These five individuals are the named executive officers for 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(4)	Total ($)
A. Lorne Weil	2012	1,540,500	—	946,500	—	1,297,497	109,007	3,893,504
Chairman and	2011	1,500,000	—	8,977,686	4,311,300	1,516,451	3,649,327	19,954,764
Chief Executive Officer	2010	1,069,439	937,696	10,523,520	3,849,124	51,875	15,513	16,447,167
Jeffrey S. Lipkin	2012	541,365	—	1,357,786	—	304,258	5,625	2,209,034
Senior Vice President and	2011	480,019	—	346,246	155,514	324,563	5,513	1,311,855
Chief Financial Officer	2010	447,692	100,000	526,748	213,753	123,964	5,513	1,417,670
Michael R. Chambrello	2012	1,000,000	1,500,000	—	—	60,303	5,625	2,565,928
Chief Executive Officer—	2011	1,000,000	—	501,386	—	625,583	5,513	2,132,482
Asia-Pacific Region	2010	927,264	1,726,260	686,722	686,722	382,904	5,513	4,415,385
James C. Kennedy(5)	2012	485,000	—	1,142,956	—	272,466	5,625	1,906,047
President, Printed Products,
and Chief Marketing Officer
Steven W. Beason(6)	2012	485,000	—	1,016,756	—	272,466	5,625	1,779,847
Enterprise Chief Technology	2011	453,727	—	443,644	140,443	305,914	5,513	1,349,241
Officer	2010	438,000	25,000	208,051	208,049	159,950	5,513	1,044,563

(1)
The amount in the "bonus" column for 2012 reflects a one-time payment made to Mr. Chambrello pursuant to the terms of the 2010 amendment to his employment agreement entered into upon Mr. Chambrello becoming Chief Executive Officer—Asia-Pacific Region. The amounts in the "bonus" column for 2010 reflect a fixed bonus to Mr. Weil for 11 months of service as Chairman in 2010 prior to becoming Chief Executive Officer, a one-time sign-on bonus to Mr. Chambrello pursuant to the terms of the 2010 amendment to his employment agreement and special bonuses awarded for 2010 to Messrs. Lipkin, Chambrello, and Beason.

The amounts in the "non-equity incentive plan compensation" column reflect the performance bonuses awarded under our MICP.

(2)
The amounts in the "stock awards" column reflect the aggregate grant date fair value of RSUs awarded during the applicable year to the named executive officers, computed in accordance with FASB ASC Topic 718. The fair value of the RSUs was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. For a discussion of valuation assumptions, see Note 16 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012.

The amounts for 2012 include the grant date fair value of a special award of performance-conditioned RSUs as follows: Mr. Lipkin ($991,894); Mr. J. Kennedy ($820,300); and Mr. Beason ($694,100). These performance-conditioned RSUs are scheduled to vest at the rate of 25% per year but only if the Company's adjusted EBITDA for a particular year equals or exceeds specified adjusted EBITDA targets, subject to certain "carryover" vesting provisions. See "Compensation Discussion and Analysis—Objectives and Components of Compensation Program—Long-Term Incentive Compensation—Special Performance-Conditioned Equity Awards" for additional information.

The amounts for 2011 include the grant date fair value of RSUs awarded in exchange for surrendered options under our 2011 stock option exchange program as follows: Mr. Weil ($587,686); Mr. Lipkin ($190,327); Mr. Chambrello ($501,386); and Mr. Beason ($302,837).

The 2011 amount for Mr. Weil also includes the grant date fair value of 1,000,000 performance-conditioned RSUs that were awarded to Mr. Weil in December 2010 as part of his sign-on equity awards. In light of the limited share availability under the 2003 Plan at the time of the award, Mr. Weil's amended employment agreement provided that any vested performance-conditioned RSUs would be forfeited to the extent that sufficient shares were not available under the 2003 Plan at the time of settlement of any such vested RSUs (March 15, 2016). The grant date fair value of these RSUs is not included in the summary compensation table as a 2010 amount because the grant date had yet to be established under applicable accounting rules in light of the forfeiture provision. The forfeiture provision was eliminated in August 2011 in light of the shares that were returned to the pool of available shares under the 2003 Plan as a result of the completion of our 2011 stock option exchange offer. The grant date was established under applicable accounting rules upon elimination of this forfeiture provision and, accordingly, the grant date fair value of these RSUs is included as a 2011 amount.

The 2010 amount for Mr. Weil includes the grant date fair value of 1,000,000 time-vesting RSUs that were awarded to Mr. Weil in December 2010 as part of his sign-on equity awards.

(3)
The amounts in the "option awards" column reflect the aggregate grant date fair value of the stock options awarded during the applicable year to the named executive officers, computed in accordance with FASB ASC Topic 718. The fair value of the stock options is estimated on the date of grant using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 16 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012.

The 2011 amount for Mr. Weil includes the grant date fair value of 1,000,000 performance-conditioned stock options with an exercise price of $8.06 that were awarded to Mr. Weil in December 2010 as part of his sign-on equity awards. In light of the limited share availability under the 2003 Plan at the time of the award, Mr. Weil's amended employment agreement provided that such options would not be exercisable to the extent that sufficient shares were not available under the 2003 Plan for the delivery of the shares issuable upon such exercise. The grant date fair value of these options is not included in the summary compensation table as a 2010 amount because the grant date had yet to be established under applicable accounting rules in light of the non-exercisability provision. The non-exercisability provision was eliminated in August 2011 in light of the shares that were returned to the pool of available shares under the 2003 Plan as a result of the completion of the stock option exchange offer. The grant date was established under applicable accounting rules upon elimination of this non-exercisability provision and, accordingly, the grant date fair value of those options is included as a 2011 amount.

The 2010 amount for Mr. Weil includes the grant date fair value of 1,000,000 time-vesting stock options that were awarded to Mr. Weil in December 2010 as part of his sign-on equity awards.

(4)
The amounts indicated in the "all other compensation" column for 2012 include the following:

(a)
Company contributions to a 401(k) plan of $5,625 for each of the named executive officers.

(b)
Pursuant to his employment agreement, Mr. Weil reimbursed the Company an amount covering the variable costs (e.g., hourly usage charges, fuel, taxes and landing fees) of Mr. Weil's personal use of the Company's fractional ownership aircrafts during 2012. The amount in the "all other compensation" column for Mr. Weil for 2012 includes $103,382 attributable to unreimbursed management fee surcharges based on aggregate usage of the aircrafts by the Company and Mr. Weil during the year that might be deemed to be incremental cost to the Company.

(5)
Mr. J. Kennedy was not a named executive officer for 2011 or 2010.

(6)
Mr. Beason was not a named executive officer for 2011, but was a named executive officer for 2010. As such, information for all three years is disclosed in accordance with SEC rules.

Grants of Plan-Based Awards for Fiscal Year 2012

        The table below provides information regarding the performance bonuses, stock options and RSUs granted to the named executive officers during 2012.

					Estimated Future Payouts Under Equity Incentive Plan Awards ($)(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)
						Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)
A. Lorne Weil	—	539,175	1,540,500	3,081,000	—	—
	02/22/2012	—	—	—	75,000	946,500
Jeffrey S. Lipkin	—	126,435	361,242	722,484	—	—
	02/22/2012	—	—	—	107,590	1,357,786
Michael R. Chambrello	—	175,000	500,000	500,000	—	—
	02/22/2012	—	—	—	—	—
James C. Kennedy	—	113,223	323,495	646,990	—	—
	02/22/2012	—	—	—	90,567	1,142,956
Steven W. Beason	—	113,223	323,495	646,990	—	—
	02/22/2012	—	—	—	80,567	1,016,756

(1)
The amounts shown under the "estimated future payouts under non-equity incentive plan awards" column represent the performance cash bonus opportunity approved for 2012 for each of the named executive officers under the MICP. The actual amounts awarded under the program for 2012 are shown in the "Summary Compensation Table" above under the "non-equity incentive plan compensation" column.

(2)
The amounts shown under the "estimated future payouts under equity incentive plan awards" column include the annual award of performance-conditioned RSUs granted under the MICP based upon each named executive officer's equity award opportunity for 2012 reduced by approximately 30% as discussed above (or, in the case of Mr. Weil, a grant of 75,000 performance-conditioned RSUs). These awards vest over a period of four years subject to the satisfaction of minimum performance criteria for 2012 and are subject to accelerated vesting in certain circumstances under the officers' employment agreements. In the event of below-target performance, none of the RSUs would have vested, and the awards do not provide an opportunity to earn additional shares in the event of above-target performance. For Messrs. Lipkin, J. Kennedy and Beason, the amounts shown under the "estimated future payouts under equity incentive plan awards" column also reflect a special award of performance-conditioned RSUs as follows: Mr. Lipkin (78,597 performance-conditioned RSUs with a grant date fair value of $991,894); Mr. J. Kennedy (65,000 performance-conditioned RSUs with a grant date fair value of $820,300); and Mr. Beason (55,000 performance-conditioned RSUs with a grant date fair value of $694,100). These performance-conditioned RSUs are scheduled to vest at the rate of 25% per year but only if the Company's adjusted EBITDA for a particular year equals or exceeds specified adjusted EBITDA targets, subject to certain "carryover" vesting provisions. See "Compensation Discussion and Analysis—Objectives and Components of Compensation Program—Long-Term Incentive Compensation—Special Performance-Conditioned Equity Awards" for additional information.

(3)
The amounts indicated as the "grant date fair value" of the awards were computed in accordance with FASB ASC Topic 718. The fair value of the RSUs was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. For a discussion of valuation assumptions, see Note 16 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012.

Outstanding Equity Awards at Fiscal Year-End

        The table below provides information with respect to the stock options and RSUs held by the named executive officers as of December 31, 2012.

		Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
A. Lorne Weil	02/22/2010	—		—		—		—	—	50,672	(2)	439,326	—		—
	03/23/2010	—		—		—		—	—	30,134	(3)	261,262	—		—
	12/02/2010	500,000	(4)	500,000	(4)	—		9.00	12/01/2020	500,000	(4)	4,335,000	—		—
	12/02/2010	—		—		1,000,000	(4)	8.06	12/01/2020	—		—	1,000,000	(4)	8,670,000
	02/22/2012	—		—		—		—	—				75,000	(5)	650,250
Jeffrey S. Lipkin	04/01/2009	—		—		—		—	—	16,000	(6)	138,720	—		—
	02/22/2010	—		—		—		—	—	6,829	(2)	59,207	—		—
	02/22/2010	—		—		—		—	—	10,000	(7)	86,700	—		—
	03/22/2011	8,432	(8)	25,298	(8)	—		8.90	03/21/2021	13,140	(9)	113,924	—		—
	08/16/2011	—		—		—		—	—	4,960	(10)	43,003	—		—
	08/16/2011	—		—		—		—	—	5,106	(11)	44,269
	02/22/2012	—		—		—		—	—	—		—	28,993	(5)	251,369
	02/22/2012	—		—		—		—	—	—		—	78,597	(12)	681,436
Michael R. Chambrello	02/26/2008	—		—		—		—	—	5,166	(13)	44,789	—		—
	06/10/2008	—		—		—		—	—	9,600	(14)	83,232	—		—
	02/23/2009	—		—		—		—	—	17,998	(15)	156,043	—		—
	02/22/2010	—		—		—		—	—	21,940	(2)	190,220	—		—
	08/16/2011	—		—		—		—	—	7,968	(10)	69,083	—		—
	08/16/2011	—		—		—		—	—	8,176	(11)	70,886	—		—
	08/16/2011	—		—		—		—	—	1,243	(16)	10,777	—		—
James C. Kennedy	02/26/2008	—		—		—		—	—	1,235	(13)	10,707	—		—
	02/23/2009	—		—		—		—	—	3,440	(15)	29,825	—		—
	05/06/2009	—		—		—		—	—	8,000	(17)	69,360	—		—
	02/22/2010	—		—		—		—	—	4,473	(2)	38,781	—		—
	03/22/2011	8,432	(8)	25,298	(8)	—		8.90	03/21/2021	13,140	(9)	113,924	—		—
	08/16/2011	—		—		—		—	—	3,248	(10)	28,160	—		—
	08/16/2011	—		—		—		—	—	3,118	(11)	27,033	—		—
	08/16/2011	—		—		—		—	—	594	(16)	5,150	—		—
	02/22/2012	—		—		—		—	—	—		—	25,567	(5)	221,666
	02/22/2012	—		—		—		—	—	—		—	65,000	(12)	563,550
Steven W. Beason	02/26/2008	—		—		—		—	—	1,957	(13)	16,967	—		—
	07/31/2008	—		—		—		—	—	2,000	(18)	17,340	—		—
	02/23/2009	—		—		—		—	—	5,453	(15)	47,278	—		—
	02/22/2010	—		—		—		—	—	6,647	(2)	57,629	—		—
	03/22/2011	7,615	(8)	22,846	(8)	—		8.90	03/21/2021	11,866	(9)	102,878	—		—
	08/16/2011	—		—		—		—	—	4,828	(10)	41,859	—		—
	08/16/2011	—		—		—		—	—	4,943	(11)	42,856	—		—
	08/16/2011	—		—		—		—	—	942	(16)	8,167	—		—
	02/22/2012	—		—		—		—	—	—		—	25,567	(5)	221,666
	02/22/2012	—		—		—		—	—	—		—	55,000	(12)	476,850

(1)
The value shown was calculated by multiplying the number of RSUs by the closing price of our common stock on December 31, 2012 ($8.67).

(2)
These RSUs were awarded with a four-year vesting schedule, subject to the satisfaction of minimum performance criteria for 2010. The first installment vested in February 2011 based on attainment of the 2010 performance goal, the second installment vested on the second anniversary of the date of grant, the third installment vested on the third anniversary of the date of grant (but is shown as unvested in the table above, which provides information as of December 31, 2012) and the balance is scheduled to vest on the fourth anniversary of the date of grant.

(3)
These RSUs were awarded with a four-year vesting schedule, subject to the satisfaction of minimum performance criteria for 2010. The first installment vested in March 2011 based on attainment of the 2010 performance goal, the second installment vested on the second anniversary of the date of grant, the third installment vested on the third anniversary of the date of grant (but is shown as unvested in the table above, which provides information as of December 31, 2012) and the balance is scheduled to vest on the fourth anniversary of the date of grant.

(4)
On December 2, 2010, Mr. Weil received sign-on equity awards under the terms of his amended employment agreement comprised of (a) 1,000,000 time-vesting RSUs with a four-year vesting schedule, with one-fourth scheduled to vest on each of the first four anniversaries of the date of grant, (b) 1,000,000 time-vesting stock options with a four-year vesting schedule, with one-fourth scheduled to vest on each of the first four anniversaries of the date of grant, (c) 1,000,000 performance-conditioned RSUs with a five-year vesting schedule, with one-fifth scheduled to vest in five equal annual installments beginning on March 15, 2012 subject to the satisfaction of multi-year performance targets, and (d) 1,000,000 performance-conditioned stock options with a five-year vesting schedule, with one-fifth scheduled to vest in five equal annual installments beginning on March 15, 2012 subject to the satisfaction of multi-year performance criteria, subject to certain "carryover" vesting provisions. The first two installments of the time-vesting awards vested on the first and second anniversaries of the date of grant, and the balance is scheduled to vest in two equal installments on the third and fourth anniversaries of the date of grant. With respect to the performance-conditioned awards, the performance target for 2012 was not achieved; however, the performance target for 2011 was achieved during 2012, resulting in 50% of the first installment of the awards (or 100,000 stock options and 100,000 RSUs) vesting on March 15, 2013 in accordance with the applicable "carryover" vesting provisions (but is shown as unvested in the table above, which provides information as of December 31, 2012). See "Compensation Discussion and Analysis—Objectives and Components of Compensation Program—Long-Term Incentive Compensation—Special Performance-Conditioned Equity Awards" for additional information.

(5)
These RSUs were awarded with a four-year vesting schedule, subject to the satisfaction of minimum performance criteria for 2012. The first installment vested in March 2013 based on attainment of the 2012 performance goal (but is shown as unvested in the table above, which provides information as of December 31, 2012) and the balance is scheduled to vest in three equal installments on the second, third, and fourth anniversaries of the date of grant.

(6)
These RSUs were awarded with a five-year vesting schedule. The first three installments vested on the first three anniversaries of the date of grant, the fourth installment vested on the fourth anniversary of the date of grant (but is shown as unvested in the table above, which provides information as of December 31, 2012) and the balance is scheduled to vest on the fifth anniversary of the date of grant.

(7)
These RSUs were awarded with a four-year vesting schedule. The first two installments vested on the first two anniversaries of the date of grant, the third installment vested on the third anniversary date of the grant (but is shown as unvested in the table above, which provides information as of December 31, 2012) and the balance is scheduled to vest on the fourth anniversary of the date of grant.

(8)
These stock options were awarded with a four-year vesting schedule. The first installment vested on the anniversary of the date of grant, the second installment vested on the second anniversary of the date of the grant (but is shown as unvested in the table above, which provides information as of December 31, 2012) and the balance is scheduled to vest in two equal installments on the third and fourth anniversaries of the date of grant.

(9)
These RSUs were awarded with a four-year vesting schedule, subject to the satisfaction of minimum performance criteria for 2011. The first installment vested in March 2012 based on attainment of the 2011 performance goal, the second installment vested on the second anniversary date of the grant (but is shown as unvested in the table above, which provides information as of December 31, 2012) and the balance is scheduled to vest in two equal installments on the third and fourth anniversaries of the date of grant.

(10)
These RSUs were awarded in connection with our 2011 option exchange program. One-half of the RSU award vested on the first anniversary of the date of grant, one-quarter of these RSUs vested on February 22, 2013 (but are shown as unvested in the table above, which provides information as of December 31, 2012) and the balance is scheduled to vest on February 22, 2014.

(11)
These RSUs were awarded in connection with our 2011 option exchange program. Three-fifths of the RSU award vested on the first anniversary of the date of grant, one-fifth of these RSUs vested on April 1, 2013 (but are shown as unvested in the table above, which provides information as of December 31, 2012) and the balance is scheduled to vest on April 1, 2014.

(12)
These performance-conditioned RSUs are scheduled to vest in four equal annual installments beginning on March 15, 2013 subject to the satisfaction of multi-year performance criteria, subject to certain "carryover" vesting provisions. No RSUs have vested as the performance target for 2012 was not achieved. See "Compensation Discussion and Analysis—Objectives and Components of Compensation Program—Long-Term Incentive Compensation—Special Performance-Conditioned Equity Awards" for additional information.

(13)
These RSUs were awarded with a five-year vesting schedule, subject to the satisfaction of minimum performance criteria for 2008. The first installment vested in February 2009 based on attainment of the 2008 performance goal, the second installment vested on the second anniversary of the date of grant, the third installment vested on the third anniversary of the date of grant, the fourth installment vested on the fourth anniversary of the date of grant and the balance vested on the fifth anniversary of the date of grant (but is shown as unvested in the table above, which provides information as of December 31, 2012).

(14)
These RSUs were part of an award of 60,000 RSUs to Mr. Chambrello under an amendment to his employment agreement, 12,000 of which vested immediately, with another 9,600 having vested on each of the first, second, third, and fourth anniversaries of the date of grant. The balance of the award (9,600 RSUs) is scheduled to vest on the fifth anniversary of the date of grant.

(15)
These RSUs were awarded with a five-year vesting schedule, subject to the satisfaction of minimum performance criteria for 2009. The first installment vested in February 2010 based on attainment of the 2009 performance goal, the second installment vested on the second anniversary of the date of grant, the third installment vested on the third anniversary of the date of grant, the fourth installment vested on the fourth anniversary of the date of grant (but is shown as unvested in the table above, which provides information as of December 31, 2012) and the balance is scheduled to vest on the fifth anniversary of the date of grant.

(16)
These RSUs were awarded in connection with our 2011 option exchange program. Four-fifths of the RSU award vested on the first anniversary of the date of grant and the balance vested on February 26, 2013 (but is shown as unvested in the table above, which provides information as of December 31, 2012).

(17)
These RSUs were awarded with a five-year vesting schedule. The first three installments vested on the first three anniversaries of the date of grant and the balance is scheduled to vest on the fourth and fifth anniversaries of the date of grant.

(18)
These RSUs were awarded with a five-year vesting schedule. The first four installments vested on the first four anniversaries of the date of grant and the balance is scheduled to vest on the fifth anniversary of the date of grant.

Option Exercises and Stock Vested for Fiscal Year 2012

        The table below provides information for the named executive officers with respect to stock options that were exercised and RSUs that vested during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A. Lorne Weil	119,000	241,570	360,449	3,066,832
Jeffrey S. Lipkin	—	—	33,413	330,218
Michael R. Chambrello	—	—	80,231	711,879
James C. Kennedy	—	—	28,962	267,425
Steven W. Beason	—	—	40,519	340,526

Non-Qualified Deferred Compensation

Deferred Compensation Plan (for deferral of salary and bonus)

        The table below provides information for the named executive officers with respect to amounts deferred under our Elective Deferred Compensation Plan ("DCP"), which is an elective non-qualified deferred compensation plan.

Name	Executive Contributions in 2012 ($)	Company Contributions in 2012 ($)	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2012 ($)
Michael R. Chambrello	—	—	177,559	—	1,341,000	(1)

(1)
Mr. Chambrello's aggregate balance at the end of 2012 reflects salary contributed into the DCP in five of the last seven years and bonus contributed into the DCP in four of the last five years, in the aggregate amount of approximately $1,196,365 (which contributions are reflected in the "Summary Compensation Table" in this and/or prior years' proxy statements).

        The DCP enables executive officers and other eligible employees to defer receipt of up to 50% of their base salary and up to 100% of eligible cash bonuses. Non-employee directors may defer receipt of up to 100% of the fees and other cash compensation payable for director services. Participants can defer eligible compensation into the DCP throughout their employment or for a specified deferral period consisting of three or more years as an initial deferral and five or more years to extend a prior deferral, provided the extension election is made at least 12 months prior to the end of the deferral period. Deferrals and related earnings are paid as soon as practicable following the end of the deferral period and would be distributed prior to that date if a participant retires or otherwise separates from service (subject to a six month delay for distributions to certain officers in accordance with the requirements of Section 409A of the Internal Revenue Code). Deferrals would also be distributed in the event of a "change in control" (as defined in the DCP), if we terminate the DCP or, under extremely limited circumstances, in the event of an "unforeseeable emergency" such as a severe financial hardship resulting from an illness or accident.

        Participants' deferrals are measured by the performance of investment options that we may offer from time to time under the DCP. The investment options consist of a variety of mutual funds of various investment categories that provide different combinations of risk and return potential and participants can generally elect to change their investment elections each business day. The vehicles measuring Mr. Chambrello's deferrals during 2012 and the rates of return for the year were as follows: Money Market Fund (0.01%); Foreign Large Blend Fund (21.73%); Large Blend Fund (12.73%); Small Blend Fund (14.93%); Intermediate-Term Bond Fund (8.63%); and World Stock Fund (27.48%).

        The Company's policy has been to contribute the designated amount of each participant's deferrals into a rabbi trust and for the trust to make investments that correspond to the participant's investment elections. The Company does not pay above-market returns and does not guarantee any minimum return on investments.

Restricted Stock Unit Award Deferrals

        The table below sets forth information with respect to the deferral of Mr. Weil's RSUs.

Name	Executive Contributions in 2012 ($)	Company Contributions in 2012 ($)	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2012 ($)
A. Lorne Weil	—	—	—	4,413,302	—	(1)

(1)
Mr. Weil's balance of zero at the end of 2012 reflects the complete distribution of the deferred RSUs in early January 2012 pursuant to the terms of his employment agreement. The RSUs had vested on December 31, 2006 (58,750 units), December 31, 2007 (133,656 units), December 31, 2008 (133,656 units) and December 31, 2009 (133,657 units). They had an aggregate value at the time of deferral of approximately $10,500,000.

Potential Payments Upon Termination or Change in Control

Employment Agreements and Equity Award Agreements

        We have employment agreements with the named executive officers. The information below describes and quantifies certain compensation that would become payable under these agreements if the named executive officer's employment had terminated on December 31, 2012 under the various termination events contemplated in the agreements. Under the terms of our standard equity award agreement, unvested stock options and RSUs held by an employee (including a named executive officer) would generally vest upon the termination of such employee by reason of death or "disability" (as such term is defined in such agreement). The amounts described below are estimates and the actual amounts to be paid can only be determined at the time of the executive's separation. The amounts described below would be in addition to amounts the individual would receive under accrued plans, such as the DCP, the 401(k) plan and previously vested equity or bonus awards, as to which neither the individual's employment agreement nor the plans provide for enhanced benefits or payments upon termination. The value shown below for equity awards that would have accelerated had the specified termination event occurred on the last business day of the year was calculated by multiplying the number of shares subject to the acceleration by the closing price of our common stock on that day, which was $8.67 (and, in the case of stock options, subtracting the exercise price for the shares from that value).

A. Lorne Weil

        Potential payments to Mr. Weil would be governed by his employment agreement effective as of January 1, 2006 (as most recently amended in December 2010 upon Mr. Weil becoming Chief Executive Officer and in August 2011), which has a term ending December 31, 2015 (subject to automatic renewals for one additional year at the end of the initial term and each anniversary thereof unless timely notice of non-renewal is given). Mr. Weil's base salary for 2012 was $1,540,500 under the terms of the amended employment agreement.

        Mr. Weil's amended employment agreement provides that he will have an annual target bonus opportunity equal to 100% of his base salary and a maximum bonus opportunity equal to 200% of his base salary, and that, beginning in 2013, he will be eligible to receive an annual grant of stock options or other equity awards with a value of up to 200% of his base salary in the discretion of the Compensation Committee (in any combination of stock options or RSUs, as he may specify).

        Pursuant to the terms of the amended employment agreement, Mr. Weil received sign-on equity awards consisting of: one million premium-priced, time-vesting stock options with an exercise price of $9.00 per share (representing an approximately 12% premium to the market value of the Company's stock on the date of grant), a four-year vesting schedule and a ten-year term; one million time-vesting RSUs with a four-year vesting schedule; one million performance-conditioned stock options with an exercise price of $8.06 per share (representing the market value of the Company's stock on the date of grant), a five-year vesting schedule subject to multi-year performance criteria and a ten-year term; and one million performance-conditioned RSUs with a five-year vesting schedule subject to multi-year performance criteria. Any unvested portion of the performance-conditioned equity awards will generally be forfeited upon termination of Mr. Weil's employment with the Company. See "Compensation Discussion and Analysis—Objectives and Components of Compensation Program—Long-Term Incentive Compensation—Special Performance-Conditioned Equity Awards" for additional information.

        Mr. Weil's amended employment agreement contains covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 24 months after termination. Incentive-based compensation and benefits provided under the agreement will be subject to recovery under any "clawback" policy that may be adopted by the Company.

        The following describes the estimated amounts Mr. Weil would have received if the termination event specified occurred at December 31, 2012:

	Voluntary Resignation		Termination for Cause	Termination Without Cause or for Good Reason		Termination Without Cause or for Good Reason (w/ Change in Control)(a)		Termination Due to Death		Termination Due to Disability
Cash Payments
Base Salary	$0		$0	$3,081,000	(c)(d)	$4,621,500	(i)(j)	$1,540,500	(l)	$1,540,500	(m)
Severance Bonus Amount	$0		$0	$3,032,902	(d)(e)	$4,549,353	(j)(k)	$0		$1,516,451	(m)(n)
Bonus for Year of Termination	$0		$0	$1,297,497	(f)	$1,297,497	(f)	$0		$1,297,497	(f)

Total Cash Payments	$0		$0	$7,411,399		$10,468,350		$1,540,500		$4,354,448
Benefits & Perquisites
Health and Welfare Benefits	$0		$0	$15,363	(g)	$15,363	(g)	$0		$15,363	(g)

Total Benefits & Perquisites	$0		$0	$15,363		$15,363		$0		$15,363
Long-Term Incentive Compensation
"Spread" Value of Accelerated Options	$0		$0	$0	(h)	$0	(h)	$0	(h)	$0	(h)
Value of Accelerated RSUs	$700,588	(b)	$0	$5,685,838	(h)	$5,685,838	(h)	$5,685,838	(h)	$5,685,838	(h)

Total Value of Accelerated Equity Awards	$700,588		$0	$5,685,838		$5,685,838		$5,685,838		$5,685,838
Total Value of Benefits	$700,588		$0	$13,112,600		$16,169,551		$7,226,338		$10,055,649

(a)
Termination without "cause" or for "good reason" upon or within one year immediately following a "change in control" (as such terms are defined in the agreement).

(b)
Reflects value of RSUs granted prior to December 2, 2010 that would vest upon voluntary resignation.

(c)
Amount reflects two times base salary.

(d)
Paid over 24 months.

(e)
Amount reflects two times "severance bonus amount" (i.e., higher of last two bonuses but not higher than target bonus for year of termination). Amount shown is two times actual 2011 bonus.

(f)
Amount reflects pro rata amount of bonus that would have been received for year of termination (amount shown reflects actual 2012 bonus). Paid in a lump sum.

(g)
Amount reflects reimbursement of COBRA premiums for 12 months.

(h)
Reflects full vesting of options and RSUs other than the sign-on performance-conditioned options and RSUs.

(i)
Amount reflects three times base salary.

(j)
Paid over 36 months (or in a lump sum if such "change in control" constitutes a "change in control" under Section 409A of the Internal Revenue Code).

(k)
Amount reflects three times "severance bonus amount" (i.e., higher of last two bonuses but not higher than target bonus for year of termination). Amount shown is three times actual 2011 bonus.

(l)
Paid in a lump sum.

(m)
Paid over 12 months. Amounts to be reduced by any disability payments to executive under any Company disability plan.

(n)
Amount reflects "severance bonus amount" (i.e., higher of last two bonuses but not higher than target bonus for year of termination). Amount shown is actual 2011 bonus.

Jeffrey S. Lipkin

        Potential payments to Mr. Lipkin would be governed by his amended and restated employment agreement dated as of April 26, 2012, which has a term ending December 31, 2015 (subject to automatic renewals for one additional year at the end of the initial term and each anniversary thereof unless timely notice of non-renewal is given). In accordance with the terms of the amended agreement, Mr. Lipkin's base salary is $550,000 under the terms of the amended agreement.

        Mr. Lipkin's amended employment agreement provides that he will have an annual target bonus opportunity equal to 67% of his base salary and a maximum bonus opportunity equal to 133% of his base salary, and that he will be eligible to receive an annual grant of stock options or other equity awards in the discretion of the Compensation Committee under applicable plans and programs for senior executives of the Company.

        Pursuant to the terms of his amendment employment agreement, Mr. Lipkin received a special grant of 78,597 performance-conditioned RSUs with a four-year vesting schedule subject to multi-year performance criteria. Any unvested portion of the performance-conditioned equity awards will generally be forfeited upon termination of Mr. Lipkin's employment with the Company. See "Compensation Discussion and Analysis—Objectives and Components of Compensation Program—Long-Term Incentive Compensation—Special Performance-Conditioned Equity Awards" for additional information.

        Mr. Lipkin's amended employment agreement contains covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 12 months after termination. Incentive-based compensation and benefits provided under the agreement will be subject to recovery under any "clawback" policy that may be adopted by the Company. For additional information regarding the 2012 amendment to Mr. Lipkin's employment agreement, see "Compensation Discussion and Analysis—Employment Agreements; Severance and Change in Control Arrangements—Amended Employment Agreement with Mr. Lipkin."

        The following describes the estimated amounts Mr. Lipkin would have received if the termination event specified occurred at December 31, 2012:

	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason		Termination Without Cause or for Good Reason (w/ Change in Control)(a)		Termination Due to Death		Termination Due to Disability
Cash Payments
Base Salary	$0	$0	$550,000	(b)	$1,100,000	(g)(h)	$0		$550,000	(j)
Severance Bonus Amount	$0	$0	$324,563	(b)(c)	$649,126	(h)(i)	$0		$0
Bonus for Year of Termination	$0	$0	$304,258	(d)	$304,258	(d)	$0		$0

Total Cash Payments	$0	$0	$1,178,821		$2,053,384		$0		$550,000
Benefits & Perquisites
Health and Welfare Benefits	$0	$0	$14,447	(e)	$14,447	(e)	$0		$14,447	(e)

Total Benefits & Perquisites	$0	$0	$14,447		$14,447		$0		$14,447
Long-Term Incentive Compensation
"Spread" Value of Accelerated Options	$0	$0	$0	(f)	$0	(f)	$0	(f)	$0	(f)
Value of Accelerated RSUs	$0	$0	$737,193	(f)	$737,193	(f)	$737,193	(f)	$737,193	(f)

Total Value of Accelerated Equity Awards	$0	$0	$737,193		$737,193		$737,193		$737,193
Total Value of Benefits	$0	$0	$1,930,461		$2,805,024		$737,193		$1,301,640

(a)
Termination without "cause" or for "good reason" upon or within one year immediately following a "change in control" (as such terms are defined in the agreement).

(b)
Paid over 12 months.

(c)
Amount reflects "severance bonus amount" (i.e., higher of last two bonuses but not higher than target bonus for year of termination). Amount shown is actual 2011 bonus.

(d)
Amount reflects pro rata amount of bonus that would have been received for year of termination (amount shown is actual 2012 bonus). Paid in a lump sum.

(e)
Amount reflects reimbursement of COBRA premiums for 12 months.

(f)
Reflects full vesting of options and RSUs other than sign-on performance-conditioned RSUs.

(g)
Amount reflects two times base salary.

(h)
Paid over 24 months (or in a lump sum if such "change in control" constitutes a "change in control" under Section 409A of the Internal Revenue Code).

(i)
Amount reflects two times "severance bonus amount" (i.e., higher of last two bonuses but not higher than target bonus for year of termination). Amount reflects two times actual 2011 bonus.

(j)
Paid over 12 months. Amounts to be reduced by any disability payments to executive under any Company disability plan.

Michael R. Chambrello

        Potential payments to Mr. Chambrello would be governed by his employment agreement effective as of July 1, 2005, which was amended in November 2010 in connection with Mr. Chambrello becoming Chief Executive Officer—Asia-Pacific Region and has a term ending December 31, 2013 (subject to automatic renewals for one additional year at the end of the initial term and each anniversary thereof unless timely notice of non-renewal is given). Mr. Chambrello's base salary is $1,000,000 under the terms of the amended agreement.

        Mr. Chambrello's amended agreement provides that he will have an annual target bonus opportunity equal to 50% of his base salary (with no contractually entitled "maximum" bonus opportunity), with such bonus tied to the financial performance of our Asia-Pacific Business.

        In lieu of any annual equity award, Mr. Chambrello participates in a long-term incentive compensation program under which compensation is linked to the appreciation in the value of our Asia-Pacific Business over a four-year period ending December 31, 2014. In the event that the employment of Mr. Chambrello is terminated prior to December 31, 2014, he will forfeit any payment under the program. However, if such termination is due to death or "total disability" of Mr. Chambrello, or if the Company terminates Mr. Chambrello without "cause" (as such terms are defined in the program) or fails to renew Mr. Chambrello's employment agreement (under circumstances where he was ready, willing and able to renew such agreement), then he will receive the payment that would have otherwise been payable to him at the end of the four-year period, prorated based on the duration of such employment during the four-year period beginning January 1, 2011. See "Compensation Discussion and Analysis—Objectives and Components of Compensation Program—Long-Term Incentive Compensation—Asia-Pacific Business Incentive Compensation Program" for additional information regarding this incentive compensation program.

        Under the terms of his amended agreement, Mr. Chambrello was entitled to receive $1.5 million upon the earliest to occur of (1) his death, (2) termination of his employment by the Company without "cause" or due to his "total disability," or termination by Mr. Chambrello for "good reason" (as such terms are defined in the amended agreement) and (3) December 31, 2012 (provided Mr. Chambrello's employment was not terminated by the Company for cause on or prior to such date). Mr. Chambrello received $1.5 million on December 31, 2012 in accordance with this provision.

        Mr. Chambrello's employment agreement contains covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 12 months after termination. Incentive-based compensation and benefits provided under the agreement (including under the Asia-Pacific Business incentive compensation program) will be subject to recovery under any "clawback" policy that may be adopted by the Company.

        The following describes the estimated amounts Mr. Chambrello would have received if the termination event specified occurred at December 31, 2012:

	Voluntary Resignation		Termination for Cause	Termination Without Cause or for Good Reason		Termination Without Cause or for Good Reason (w/ Change in Control)(a)		Termination Due to Death		Termination Due to Disability
Cash Payments
Base Salary	$0		$0	$0		$1,000,000	(g)	$0		$0
Severance Bonus Amount	$0		$0	$0		$625,583	(g)(h)	$0		$0
Bonus for Year of Termination	$0		$0	$60,303	(e)	$60,303	(e)	$250,000	(i)	$250,000	(i)
Special Payment	$1,500,000	(b)	$0	$1,500,000	(b)	$1,500,000	(b)	$1,500,000	(b)	$1,500,000	(b)

Total Cash Payments	$1,500,000		$0	$1,560,303		$3,185,886		$1,750,000		$1,750,000
Benefits & Perquisites
Health and Welfare Benefits	$23,045	(c)	$0	$23,045	(c)	$23,045	(c)	$0		$23,045	(c)

Total Benefits & Perquisites	$23,045		$0	$23,045		$23,045		$0		$23,045
Long-Term Incentive Compensation
"Spread" Value of Accelerated Options	$0	(d)	$0	$0	(d)	$0	(d)	$0	(d)	$0	(d)
Value of Accelerated RSUs	$625,029	(d)	$0	$625,029	(d)	$625,029	(d)	$625,029	(d)	$625,029	(d)
Asia-Pacific Business Incentive Compensation Payment	$0		$0	$684,088	(f)	$684,088	(f)	$684,088	(f)	$684,088	(f)

Total Value of Long-Term Incentive Compensation	$625,029		$0	$1,309,117		$1,309,117		$1,309,117		$1,309,117
Total Value of Benefits	$2,148,074		$0	$2,892,465		$4,518,048		$3,059,117		$3,082,162

(a)
Termination without "cause" or for "good reason" upon or within two years immediately following a "change in control" or six months before "in anticipation of a change in control" (as such terms are defined in the agreement).

(b)
Amount reflects a special lump-sum payment that was due on December 31, 2012 pursuant to the terms of Mr. Chambrello's employment agreement.

(c)
Amount reflects reimbursement of COBRA premiums for 18 months.

(d)
Reflects full vesting of options and RSUs.

(e)
Amount reflects pro rata amount of bonus that would have been received for year of termination (amount shown reflects actual 2012 bonus). Paid in a lump sum.

(f)
Amount reflects estimated payment under the Asia-Pacific Business incentive compensation program, which for purposes of this disclosure is based on Mr. Chambrello's participation percentage (36.7%) of the amount accrued for awards under such program as of December 31, 2012 (which, among other things, assumes no Asia-Pacific Business liquidity event occurs prior to December 31, 2014). The amount actually payable to Mr. Chambrello would depend upon, among other factors, the financial results of the Asia-Pacific Business for 2013 and 2014. Any such amount would be payable in lump sum within 70 days following December 31, 2014.

(g)
Paid over 12 months (or in a lump sum if such "change in control" constitutes a "change in control" under Section 409A of the Internal Revenue Code).

(h)
Amount reflects "severance bonus amount" (i.e., higher of last two bonuses). Amount shown reflects actual 2011 bonus.

(i)
Pro rata amount of bonus that would have been received for year of termination, but not less than 50% of target bonus for year of termination (amount shown reflects 50% of target bonus). Paid in a lump sum.

James C. Kennedy

        Potential payments to Mr. J. Kennedy under various termination events as of December 31, 2012 would have been governed by his employment agreement dated as of January 1, 2007, which had a term ending December 31, 2012. Mr. J. Kennedy's base salary as of December 31, 2012 was $485,000. Mr. J. Kennedy has an annual target bonus opportunity equal to 66.7% of his base salary and a maximum bonus opportunity equal to 133% of his base salary, and he is eligible to receive an annual grant of stock options or other equity awards in the discretion of the Compensation Committee under applicable plans and programs for senior executives of the Company.

        In February 2012, Mr. J. Kennedy received a special grant of 65,000 performance-conditioned RSUs with a four-year vesting schedule subject to multi-year performance criteria. Any unvested portion of the performance-conditioned equity awards will generally be forfeited upon termination of Mr. Kennedy's employment with the Company. See "Compensation Discussion and Analysis—Objectives and Components of Compensation Program—Long-Term Incentive Compensation—Special Performance-Conditioned Equity Awards" for additional information.

        In December 2012, the Company entered into a new employment agreement with Mr. J. Kennedy effective January 1, 2013, which has a term ending on December 31, 2015 (subject to automatic renewals for one additional year at the end of the term and each anniversary thereof unless timely notice of non-renewal is given). Under the agreement, Mr. J. Kennedy assumed the position of President, Printed Products, in addition to his existing responsibilities as Chief Marketing Officer. Mr. J. Kennedy's base salary was set at $560,000 under the new agreement. In connection with the new agreement, Mr. J. Kennedy received a sign-on equity award comprised of 30,000 RSUs with a four-year vesting schedule. For additional information regarding Mr. J. Kennedy's new agreement, see "Compensation Discussion and Analysis—Employment Agreements; Severance and Change in Control Arrangements—Employment Agreement with Mr. J. Kennedy."

        Mr. J. Kennedy's employment agreement contains covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 18 months after termination. Incentive-based compensation and benefits provided under the agreement will be subject to recovery under any "clawback" policy that may be adopted by the Company.

        The following describes the estimated amounts Mr. J. Kennedy would have received if the termination event specified occurred at December 31, 2012:

	Voluntary Resignation		Termination for Cause	Termination Without Cause or for Good Reason		Termination Without Cause or for Good Reason (w/ Change in Control)(a)		Termination Due to Death		Termination Due to Disability
Cash Payments
Base Salary	$0		$0	$485,000	(c)	$970,000	(h)(i)	$485,000	(k)	$485,000	(k)
Severance Bonus Amount	$0		$0	$308,341	(c)(d)	$616,682	(i)(j)	$0		$308,341	(d)(k)
Bonus for Year of Termination	$0	(b)	$0	$308,341	(e)	$308,341	(e)	$0		$308,341	(e)

Total Cash Payments	$0		$0	$1,101,682		$1,895,023		$485,000		$1,101,682
Benefits & Perquisites
Health and Welfare Benefits	$0		$0	$15,363	(f)	$15,363	(f)	$0		$15,363	(f)

Total Benefits & Perquisites	$0		$0	$15,363		$15,363		$0		$15,363
Long-Term Incentive Compensation
"Spread" Value of Accelerated Options	$0	(b)	$0	$0	(g)	$0	(g)	$0	(g)	$0	(g)
Value of Accelerated RSUs	$0	(b)	$0	$544,606	(g)	$544,606	(g)	$544,606	(g)	$544,606	(g)

Total Value of Accelerated Equity Awards	$0		$0	$544,606		$544,606		$544,606		$544,606
Total Value of Benefits	$0		$0	$1,661,651		$2,454,992		$1,029,606		$1,661,651

(a)
Termination without "cause" or for "good reason" upon or within one year immediately following a "change in control" (as such terms are defined in the agreement).

(b)
Had Mr. J. Kennedy's old agreement expired on December 31, 2012, he would have received his bonus for 2012 ($272,466), paid in a lump sum, and full vesting of his options and RSUs ($544,606).

(c)
Paid over 12 months.

(d)
Amount reflects "severance bonus amount" (i.e., higher of last two bonuses but not higher than the target bonus for year of termination). Amount shown is actual 2011 bonus.

(e)
Amount reflects pro rata amount of "severance bonus amount" (i.e., higher of last two bonuses but not higher than the target bonus for year of termination) (amount shown is actual 2011 bonus). Paid in a lump sum.

(f)
Amount reflects reimbursement of COBRA premiums for 12 months.

(g)
Reflects full vesting of options and RSUs other than the special grant of performance-conditioned RSUs.

(h)
Amount reflects two times base salary.

(i)
Paid in a lump sum.

(j)
Amount reflects two times "severance bonus amount" (i.e., higher of last two bonuses but not higher than the target bonus for year of termination). Amount shown is two times actual 2011 bonus.

(k)
Paid over 12 months. Amounts to be reduced by any disability payments to executive under any Company disability plan.

Steven W. Beason

        Potential payments to Mr. Beason would be governed by his employment agreement dated as of August 8, 2005 (as most recently amended in August 2011), which has a term ending December 31, 2014 (subject to automatic renewals for one additional year at the end of the initial term and each anniversary thereof unless timely notice of non-renewal is given). Mr. Beason's base salary is $485,000 under the terms of the amended agreement.

        Mr. Beason has an annual target bonus opportunity equal to 66.7% of his base salary and a maximum bonus opportunity equal to 133% of his base salary, and he is eligible to receive an annual grant of stock options or other equity awards in the discretion of the Compensation Committee under applicable plans and programs for senior executives of the Company.

        In February 2012, Mr. Beason received a special grant of 55,000 performance-conditioned RSUs with a four-year vesting schedule subject to multi-year performance criteria. Any unvested portion of the performance-conditioned equity awards will generally be forfeited upon termination of Mr. Beason's employment with the Company. See "Compensation Discussion and Analysis—Objectives and Components of Compensation Program—Long-Term Incentive Compensation—Special Performance-Conditioned Equity Awards" for additional information.

        Mr. Beason's amended employment agreement contains covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 12 months after termination.

        The following describes the estimated amounts Mr. Beason would have received if the termination event specified occurred at December 31, 2012:

	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason		Termination Without Cause or for Good Reason (w/ Change in Control)(a)		Termination Due to Death		Termination Due to Disability
Cash Payments
Base Salary	$0	$0	$485,000	(b)	$1,455,000	(g)(h)	$0		$485,000	(j)
Severance Bonus Amount	$0	$0	$320,100	(b)(c)	$960,300	(h)(i)	$0		$0
Bonus for Year of Termination	$0	$0	$305,914	(d)	$305,914	(d)	$0		$0

Total Cash Payments	$0	$0	$1,111,014		$2,721,214		$0		$485,000
Benefits & Perquisites
Health and Welfare Benefits	$0	$0	$15,363	(e)	$15,363	(e)	$0		$0

Total Benefits & Perquisites	$0	$0	$15,363		$15,363		$0		$0
Long-Term Incentive Compensation
"Spread" Value of Accelerated Options	$0	$0	$0	(f)	$0	(f)	$0	(f)	$0	(f)
Value of Accelerated RSUs	$0	$0	$556,640	(f)	$0	(f)	$556,640	(f)	556,640	(f)

Total Value of Accelerated Equity Awards	$0	$0	$556,640		$0		$556,640		$556,640
Total Value of Benefits	$0	$0	$1,683,017		$2,736,577		$556,640		$1,041,640

(a)
Termination without "cause" or for "good reason" upon or within two (2) years immediately following a "change in control" or six (6) months before "in anticipation of a change in control" (as such terms are defined in the agreement).

(b)
Paid over 12 months.

(c)
Amounts reflects base salary multiplied by the "severance bonus percentage" (i.e., the greater of (i) the prior year's bonus divided by base salary for such year and (ii) the bonus for the most recent fiscal year ending more than 12 months prior to termination divided by base salary for such year, but not higher than 66%). Amount shown is 66% of base salary.

(d)
Amount reflects pro rata amount of higher of last two bonuses but not higher than 66% of his base salary (amount shown is 2011 actual bonus). Paid in a lump sum.

(e)
Amount reflects reimbursement of COBRA premiums for 12 months.

(f)
Reflects full vesting of options and RSUs other than the special grant of performance-conditioned RSUs.

(g)
Amount reflects three times base salary.

(h)
Paid over 12 months.

(i)
Amounts reflects three times base salary multiplied by "severance bonus percentage" (i.e., the greater of (i) the prior year's bonus divided by base salary for such year and (ii) the bonus for the most recent fiscal year ending more than 12 months prior to termination divided by base salary for such year, but not higher than 66%). Amount shown is three times 66% of base salary.

(j)
Paid over 12 months. Amount to be reduced by any disability payments to executive under any Company disability plan.

Change in Control

        As discussed above, the employment agreements that we have with the named executive officers provide for enhanced severance payments if their employment were terminated in connection with a change in control. In general, under such agreements, a change in control would be deemed to occur if: (1) a person (excluding the Company, a subsidiary or affiliate or (except in the case of Mr. Beason's agreement) any current holder of 20% or more of our common stock) becomes the beneficial owner of 40% or more of the Company's voting securities; (2) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization, or the consummation of such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 60% of the voting securities outstanding immediately after the transaction being owned by persons who owned at least 80% of the voting power of the securities of the Company outstanding immediately before such transaction; (3) the stockholders of the Company approve a plan of liquidation or sale of all or substantially all of the Company's assets or the Company sells all or substantially all the stock of the Company to a person other than an affiliate; or (4) during any period of two consecutive years, the individuals who constitute the Board, together with any new director whose election was approved by at least two-thirds of the directors in office who were directors at the beginning of the period, cease to constitute at least a majority of the Board.

        In addition, pursuant to the terms of the 2003 Plan and predecessor plans, unvested stock options and other equity awards held by the participants in such plans would generally accelerate upon the occurrence of a "change in control" in which a person becomes the beneficial owner of 40% of more of the Company's voting securities or upon a transaction requiring stockholder approval for the acquisition of the Company by merger or otherwise or for the purchase of substantially all of the Company's assets (provided that a "change in control" under the 2003 Plan will not occur as to equity awards granted under such plan after June 7, 2011 in the event that MacAndrews & Forbes Holdings Inc. (or certain related persons) becomes the beneficial owner of 40% or more of the Company's voting securities). If a "change in control" (not triggered by MacAndrews & Forbes Holdings Inc. (or certain related persons) becoming the beneficial owner of 40% or more of the Company's voting securities) had occurred on the last business day of the year, the named executive officers would have received an acceleration of unvested awards held under such plans in the following aggregate amounts:

Executive	Stock Options	RSUs
Mr. Weil	$0	$5,685,838
Mr. Lipkin	$0	$737,193
Mr. Chambrello	$0	$625,029
Mr. J. Kennedy	$0	$544,606
Mr. Beason	$0	$556,640

        The amounts are calculated based on the closing price of our common stock on the last trading day of 2012, which was $8.67. The amounts for Messrs. Weil, Lipkin and Beason do not include their special performance-conditioned equity awards, which would not vest in such an event.

        On April 19, 2013, the Company entered into amendments to the terms of stock options and RSUs granted prior to June 7, 2011 under the 2003 Plan to certain senior executives of the Company (including the named executive officers) and members of the Board. The amendments are designed to preserve, to the extent practicable, certain of the retention benefits to the Company of such awards in the event that MacAndrews & Forbes Holdings Inc. (or certain related persons) becomes the beneficial owner of 40% of the Company's outstanding voting securities, whether due to additional stock repurchases by the Company or otherwise, thereby triggering accelerated vesting of such awards under the terms of the 2003 Plan. See "Compensation Discussion and Analysis—Employment Agreements; Severance and Change in Control Arrangements—Certain Amendments to Equity Awards' for additional information regarding these amendments.

        In addition, if a "change in control" were to occur, participants in the Company's DCP would receive their account balances as soon as practicable following such event.

Certain Relationships and Related Person Transactions

        In February 2013, we entered into agreements with Avantair, Inc., a publicly traded private aircraft operator, pursuant to which we purchased a 12.5% fractional aircraft interest for $200,000 plus a monthly maintenance fee of approximately $12,000 and a monthly hours-based fee of approximately $11,400. A. Lorne Weil is a director and, by virtue of his beneficial ownership of certain equity interests, including warrants, a significant beneficial owner of Avantair.

        Since December 2009, we have employed A. Lorne Weil's brother, Richard Weil. From December 2009 to December 2010, Mr. R. Weil served as Vice President, International Business Development and Sales. Since December 2010, Mr. R. Weil has served as Chief Executive Officer of Sciplay, the Company's former joint venture with Playtech Limited, and a wholly owned subsidiary of the Company since January 2012. Effective February 22, 2012, his base salary was increased from $375,000 to $425,000 and his target bonus was increased from 50% to 66.7% of his base salary. In early 2012, as part of the MICP, he was awarded a cash bonus for 2011 of $189,556 and 22,404 RSUs (subject to four-year vesting). On February 22, 2012, he was awarded a special grant of 55,000 performance-conditioned RSUs (with vesting and other terms as described above under "Compensation Discussion and Analysis—Objectives and Components of Compensation Program Long-Term Incentive Compensation—Special Performance-Conditioned Equity Awards"). In early 2013, as part of the MICP, he was awarded a cash bonus for 2012 of $225,286 and 22,746 RSUs (subject to four-year vesting).

        Since December 2008, the Company has employed A. Lorne Weil's son, Luke Weil, as Director, International Business Development. His current compensation rate is approximately $278,000 (representing his base salary rate and annual bonus opportunity). In early 2012, as part of the MICP, he was awarded a cash bonus for 2011 of $42,920 and 4,439 RSUs (subject to four-year vesting). In early 2013, as part of the MICP, he was awarded a cash bonus for 2012 of $60,137 and 4,642 RSUs (subject to four-year vesting).

        Since February 2013, the Company has employed Nicholas Weil, also a son of A. Lorne Weil, as Manager, Corporate Strategy. His current compensation rate is approximately $132,000 (representing his base salary rate and annual bonus opportunity).

Policies and Procedures for Approval of Transactions with Related Persons

        The Company has written policies and procedures relating to related party transactions. The Audit Committee, with assistance from the Vice President—Worldwide Legal Affairs, is responsible for reviewing and approving related person transactions that are subject to SEC disclosure requirements, including transactions in which the Company is a participant, the amount exceeds $120,000 and a related person has a direct or indirect material interest. A related person includes a director, executive officer, nominee for election as a director, person holding more than 5% of our stock and any immediate family member of any of the foregoing persons. The Company's policy is not to enter into a related person transaction unless both the Audit Committee and the Board approve the transaction as specified in the Audit Committee's charter. Transactions with related persons at lower thresholds as well as certain material changes in previously approved relationships also require the Audit Committee's approval.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee operates under a written charter adopted by the Board that is available on the Company's website at www.scientificgames.com.

        The Audit Committee oversees the accounting, auditing and financial reporting processes of the Company. As part of its oversight responsibilities, the Audit Committee reviewed and discussed the Company's financial statements for the year ended December 31, 2012 with management and Deloitte & Touche LLP, the independent auditor for the Company. The Committee also discussed and reviewed with Deloitte & Touche all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (the "PCAOB"), including the matters required to be discussed by Deloitte & Touche with the Committee under PCAOB standard AU 380, Communication With Audit Committee, and SEC Rule 2-07 of Regulation S-X.

        In addition, Deloitte & Touche provided to the Committee a formal written statement describing all relationships between Deloitte & Touche and the Company that might bear on Deloitte & Touche's independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Committee reviewed and discussed with Deloitte & Touche any matters that could have impacted Deloitte & Touche's objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the Committee's attention as a result of its review of Deloitte & Touche's statement or its discussions with Deloitte & Touche that would indicate that Deloitte & Touche lacked such objectivity or independence. Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board that the audited financial statements for the Company be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Audit Committee
Michael J. Regan, Chairman Paul M. Meister Frances F. Townsend

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

        The Audit Committee has appointed Deloitte & Touche LLP as independent auditor for the fiscal year ending December 31, 2013 and stockholders are being asked to ratify such appointment at the annual meeting.

        Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

        Approval of the proposal to ratify the appointment of the independent auditor requires the affirmative vote of a majority of the shares entitled to vote represented at the meeting. If the appointment is not ratified by stockholders, the Audit Committee will reconsider such appointment.

Fees Paid to Independent Auditor

        Aggregate fees billed to us for the fiscal years ended December 31, 2011 and 2012 by our independent auditors, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates were approximately:

	2011 Fees	2012 Fees
Audit Fees:	$1,736,000	$1,887,792
Audit Related Fees:	$825,848	$479,984
Tax Fees:	$645,322	$495,070
All Other Fees:	$1,028,315	$1,233,209

        The Audit Fees listed above were billed in connection with the audit of our annual consolidated financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation and statutory audits of foreign subsidiary financial statements. The Audit Related Fees listed above were billed in connection with agreed-upon procedures related to benefit plan audits and the professional services performed in connection with our 2012 acquisitions. The Tax Fees listed above were billed for tax compliance, planning and advice. The All Other Fees listed above were billed for services provided in connection with agreed-upon procedures and related reports for lottery instant ticket games and comfort letter procedures for our August 20, 2012 offering memorandum. All of the fees set forth in the table above were pre-approved by the Audit Committee in accordance with the procedures described below.

Pre-Approval Policy for Services Performed by Independent Auditor

        The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor.

        The Audit Committee has adopted an auditor pre-approval policy that sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Audit Committee must give prior approval for any amount or type of service within four categories—audit, audit-related, tax services or, to the extent permitted by law, other services—that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC's rules on auditor independence, whether the auditor is best-positioned to provide the most cost-effective and efficient service and whether the service might enhance the Company's ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval, provided the member reports any approval so given to the Audit Committee at its next scheduled meeting.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2013

OTHER MATTERS

        We are not aware of any matter other than those described in this Proxy Statement that will be acted upon at the annual meeting. In the event that any other matter properly comes before the meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matter.

        We will pay the costs of proxy solicitation. Proxies are being solicited primarily by mail, but, in addition, our officers and employees may solicit proxies in person, by telephone or electronically. We have retained D.F. King & Co., Inc. to assist us in soliciting proxies for a fee of $8,500 plus reimbursement of reasonable out-of-pocket costs and expenses.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

        Pursuant to Rule 14a-8 under the Exchange Act, if a stockholder wants to submit a proposal for inclusion in our proxy materials for the next annual meeting of stockholders, it must be received at our principal executive offices, 750 Lexington Avenue, 25th Floor, New York, New York 10022, Attention: Corporate Secretary, not later than December 24, 2013. In order to avoid controversy, stockholders should submit proposals by means, including electronic means, which permit them to prove the date of delivery.

        If a stockholder intends to present a proposal for consideration at the next annual meeting outside of the processes of Rule 14a-8 under the Exchange Act, we must receive notice of such proposal at the address given above by March 9, 2014, or such notice will be considered untimely under Rule 14a-4(c)(1) under the Exchange Act, and our proxies will have discretionary voting authority with respect to such proposal, if presented at the annual meeting, without including information regarding such proposal in our proxy materials.

        The deadlines described above are calculated by reference to the mailing date of the proxy materials for this year's annual meeting. If the Board changes the date of next year's annual meeting by more than 30 days, the Board will, in a timely manner, inform stockholders of such change and the effect of such change on the deadlines given above by including a notice in our annual report on Form 10-K, our quarterly reports on Form 10-Q, or a current report on Form 8-K or by any other means reasonably calculated to inform the stockholders.

        Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors
JACK B. SARNO Vice President—Worldwide Legal Affairs and Corporate Secretary
Dated: April 23, 2013

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0000177208_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 A. Lorne Weil 02 Peter A. Cohen 03 Gerald J. Ford 04 David L. Kennedy 05 Paul M. Meister 06 Ronald O. Perelman 07 Michael J. Regan 08 Barry F. Schwartz 09 Frances F. Townsend SCIENTIFIC GAMES CORPORATION 750 LEXINGTON AVE NEW YORK,NY 10022 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Scientific Games Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 To ratify the appointment of Deloitte & Touche LLP as independent auditor for the fiscal year ending December 31, 2013. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000177208_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . SCIENTIFIC GAMES CORPORATION 750 Lexington Avenue, New York, New York 10022 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS - JUNE 4, 2013 The undersigned hereby appoints Jeffrey S. Lipkin and Jack B. Sarno, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to act for the undersigned and to vote the full number of shares of the Class A Common Stock of Scientific Games Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Scientific Games Corporation to be held at its executive offices, 750 Lexington Avenue, 19th Floor, New York, New York at 10:30 a.m. on Tuesday, June 4, 2013, and at any adjournments or postponements thereof, in accordance with the instructions set forth on this proxy card, and in their discretion, with respect to all other matters that may properly come before the meeting. Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked. (Continued and to be signed on reverse side)